UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Securities Exchange Act of 1934

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AVANTOR, INC.
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2023 PROXY STATEMENT

AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MESSAGE FROM

OUR CHAIRMAN

On behalf of our Board of Directors, our executive leadership team, and all Avantor associates around the world, I want to thank you for your investment in Avantor. We are pleased to invite you to attend the 2023 annual meeting of stockholders that will be held virtually on May 11, 2023, at 11:00 AM Eastern Time.

During the meeting, we will review developments during the prior year, and you will have the opportunity to ask questions and vote on matters outlined in the accompanying Notice of Annual Meeting and Proxy Statement.

The annual meeting will mark the end of my first year as Chairman of the Board, and the completion of the first year in which all directors were elected by our stockholders, as we transitioned from a staggered board. Our independent Board of Directors brings a broad range of expertise, experience and diversity, all of which collectively guide the company’s growth path.

Our executive management and Board of Directors greatly values and regularly solicits feedback from our stockholders, customers and others. This past year, we sought input from a broad spectrum of investors and other stakeholders to help inform our thinking as we continue to evolve our plans to fully capture the compelling growth opportunities ahead of us, while navigating the shorter-term macro and COVID-19-related headwinds.

Over the past year, the company continued to support the critical development and supply of new medicines and vaccines, while making progress on several fronts to further build our sustainable growth platform.

To support customer demand, we expanded our geographic profile, augmented our manufacturing capabilities, and launched multiple new products. We continued to expand our bioproduction offerings through the full development cycle from early-stage research to scale-up and commercialization by building on multiple new collaborations. Importantly, our recent acquisitions have meaningfully expanded our capabilities across important and accelerating end markets, and we are focused on capitalizing on the commercial synergies enabled by these new technologies.

We have also continued to make important progress embedding sound environmental, social and governance practices into our business. We are progressing well towards our published climate goals and increasing diverse representation in leadership roles. We are holding ourselves accountable and have incorporated diversity and greenhouse gas emission measures into our executive pay practices. I encourage you to read more about these efforts in our annual sustainability report, which will be available in late May on www.avantorsciences.com.

Avantor has a compelling mission and strategy that remains critical to enabling advances in science and new therapies for patients. As we look ahead, our experienced management team, in collaboration with our Board of Directors, will continue to focus on strong execution to generate sustainable growth and stockholder value. Your feedback is valued, and your vote is important. We encourage you to sign and return your proxy card or use telephone and Internet voting prior to the meeting.

On behalf of our management team and Board of Directors, thank you.

Jonathan Peacock

Chairman

Notice of 2023 Annual Meeting of Stockholders

Thursday, May 11, 2023	Online Virtual Meeting at

11:00 a.m. Eastern Time	www.virtualshareholdermeeting.com/AVTR2023

VIRTUAL STOCKHOLDERS MEETING

The Annual Meeting of Stockholders (“Annual Meeting”) of Avantor, Inc. (“Avantor” or the “Company”) will be held on Thursday, May 11, 2023 at 11:00 a.m. Eastern Time. This year’s Annual Meeting will be a completely “virtual meeting,” conducted via live audio webcast on the Internet. Stockholders will be able to listen to and participate in the meeting online, vote their shares electronically and submit questions during the meeting live by visiting www.virtualshareholdermeeting.com/AVTR2023. Participants will need the 16-digit control number included on their Notice of Internet Availability or proxy card to gain access to the meeting. Stockholders of record of Avantor common stock at the close of business on March 17, 2023 are entitled to vote online during the meeting. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive offices at Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/AVTR2023 when you enter your 16-Digit Control Number. You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the 2023 Annual Meeting of Stockholders.

The purposes of the meeting are:

1.	to elect the ten directors named in this Proxy Statement to serve a one-year term expiring at the 2024 annual meeting of stockholders;

2.	to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2023;

3.	to approve, on an advisory basis, named executive officer compensation;

4.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting. Whether or not you plan to attend via live audio webcast, we hope you will vote as soon as possible. Your proxy materials include instructions on how to vote, including by Internet. If you hold your shares through a brokerage firm, bank, or other similar entity, please follow their instructions.

On behalf of Avantor’s Board of Directors,

Justin M. Miller

Executive Vice President, General Counsel and Secretary

This Notice of Annual Meeting and Proxy Statement, together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, were first made available to stockholders on or about March 31, 2023.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 11, 2023: This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement and Avantor’s 2022 Annual Report on Form 10-K before voting.

2023 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	11:00 a.m. Eastern Time, May 11, 2023

Location:

Online “virtual meeting” at www.virtualshareholdermeeting.com/AVTR2023. Stockholders will need to enter their 16-digit control number included on their Notice of Internet Availability or proxy card in order to participate.

Record Date:	March 17, 2023

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

HOW TO CAST YOUR VOTE

Your vote is important! Please cast your vote and play a part in the future of Avantor. You may vote using any one of the following methods. In all cases, you should have your 16-Digit Control Number from your Notice of Internet Availability or proxy card available and follow the instructions.

Internet Before the Annual Meeting at www.proxyvote.com	calling 1-800-690-6903 toll-free from the U.S. or Canada	mail return the signed proxy card	Virtual Meeting only if you are an eligible stockholder
Please refer to the enclosed proxy materials or the information forwarded by your bank, broker, trustee or other intermediary to see which voting methods are available to you.

Web links throughout this document are provided for convenience only, and the content on the referenced website does not constitute a part of this Proxy Statement.

MEETING AGENDA AND VOTING RECOMMENDATIONS

		Board vote recommendation	Page reference (for more detail)

Item 1 –	Election of Each of the Ten Directors Named in this Proxy Statement to Serve a One-Year Term Expiring in 2024	✓ FOR Each Nominee	9

Item 2 –	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2023	✓ FOR	31

Item 3 –	Advisory Approval of Named Executive Officer Compensation	✓ FOR	34

2023 Proxy Statement 1

PERFORMANCE HIGHLIGHTS

Avantor’s 14,500 associates are focused on our mission of setting science in motion to create a better world. Every day, we are supporting our customers, from scientific discovery and development to delivery. We are proud of the critical role that Avantor serves in enabling scientific breakthroughs, working side by side with scientists to address some of the greatest challenges and opportunities.

FINANCIAL HIGHLIGHTS

	FY22	FY21

REVENUE ($M)	$7,512	$7,386

ADJUSTED EBITDA ($M)*	$1,571	$1,459

ADJUSTED EPS*	$1.41	$1.41

FREE CASH FLOW ($M)*	$710	$920

*	See Appendix A for information about these non-GAAP financial measurements, including reconciliations to the most directly comparable GAAP-based financial measurements.

2 2023 Proxy Statement

STRATEGIC INITIATIVES

In 2022, we continued executing on our growth plan including investments to enhance our portfolio of proprietary offerings. We also completed several supply chain investments to support new product introductions and meet customer demand, which expanded our geographic footprint and manufacturing capacity.

2023 Proxy Statement 3

STOCKHOLDER ENGAGEMENT HIGHLIGHTS

We regularly interact with our stockholders through our stockholder engagement program that reaches current stockholders, market participants and potential investors in a variety of forums including quarterly earnings discussions, investor conferences and investor meetings. Topics included financial and operating performance, corporate strategy and ESG. Members of our investor relations team and senior management participated in each discussion, with certain engagements including a member of our Board.

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to good corporate governance, which we believe is important to the success of our business and in advancing stockholder interests.

Corporate Governance Highlights include:

Separate Chairman and CEO roles	9 out of 10 Board Members are independent	Regular Executive Sessions of Independent Directors	Risk Oversight by the Full Board and its Committees

Annual Board and Committee Self-Evaluations	Policies Prohibiting Short Sales, Hedging, Margin Accounts and Pledging of stock by Directors and Officers	No classified board

Proxy access for stockholders	Majority voting standard in uncontested elections of directors and a resignation policy applicable to incumbent directors not receiving the requisite vote	20% threshold for stockholders to call a special meeting

Our corporate governance practices are described in greater detail in the “Corporate Governance” section.

4 2023 Proxy Statement

BOARD NOMINEES

Avantor’s Board of Directors has ten members. All director nominees currently serve on the Board and will be elected for a one-year term expiring at the next annual meeting of stockholders.

The following table provides summary information about each director nominee standing for re-election at the Annual Meeting.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships

Juan Andres	58	2019	President, Strategic Partnerships and Enterprise Expansion, Moderna, Inc.	Yes	Audit & Finance

John Carethers, M.D.	59	2021	Vice Chancellor Health Science, University of California San Diego	Yes	Nominating & Governance

Lan Kang	54	2021	Managing Director, CBC Group	Yes	Compensation & Human Resources

Joseph Massaro	53	2021	Chief Financial Officer and Senior Vice President, Business Operations, Aptiv PLC	Yes	Audit & Finance (Chair)

Mala Murthy	59	2021	Chief Financial Officer, Teladoc Health, Inc.	Yes	Audit & Finance

Jonathan Peacock	65	2017	Retired Corporate Executive including CFO at Amgen Inc. and Novartis Pharma AG	Yes	Nominating & Governance

Michael Severino, M.D.	57	2020	Chief Executive Officer, Tessera Therapeutics	Yes	Compensation & Human Resources (Chair)

Christi Shaw	56	2018	Former Chief Executive Officer, Kite, a Gilead Company	Yes	Compensation & Human Resources Nominating & Governance

Michael Stubblefield	50	2014	President and Chief Executive Officer, Avantor, Inc.	No

Gregory Summe	66	2020	Managing Partner, Glen Capital Partners	Yes	Compensation & Human Resources Nominating & Governance (Chair)

2023 Proxy Statement 5

SUSTAINABILITY HIGHLIGHTS

As a global industry leader, we recognize our responsibility to create a positive impact for our associates, customers, suppliers, stockholders and communities. Throughout 2022, we advanced our environmental, social and governance (ESG) strategy across our four pillars.

PILLAR	GOAL	SPOTLIGHTS ON PROGRESS

• Increase management diversity. • Achieve top health & safety performance.

• Having grown year on year since starting in 2020, we now have 8 Associate-Centric Teams (ACTs) – employee resource groups created to elevate the voices of Avantor associates, and provide opportunities to foster awareness, build community, deepen understanding and further promote respect and inclusion in the workplace.

• Set and achieved aggressive leadership representation goals – 37% female and 23% underrepresented ethnicities.

• Piloted Career Accelerator and Leadership Academies to support diverse associates currently in, or seeking, leadership roles.

• Established partnerships with diverse recruitment partners to drive more diverse candidate pools, including hosting job fairs geared towards veterans and employing a tool to eliminate social bias in job posts, resulting in increased diverse candidates.

• Expanded on-demand learning opportunities for office and non-wired associates to acquire new knowledge, enhance existing skills, and expand professional and personal horizons at their own choosing and pace.

• Achieved Total recordable incident rate (TRIR) of 0.40, placing us in the top quartile for safety performance in our relevant industries.

	• Reduce operational greenhouse gas (GHG) emissions by 15% by 2025.	• Continued to exceed our Scope 1 & 2 greenhouse gas emissions reduction annual targets, now more than 80% to our 2025 goal. • Established Scope 3 emissions baseline.

• Improve global access to STEM education and healthcare. • Increase associate volunteer hours.

• The Avantor Foundation provided more than $7 million since its inception in 2009.

• In 2022, Avantor Foundation donated more than $1 million to support greater access to healthcare and advance STEM education.

• Launched Matching Gifts program to amplify our associate’s efforts in making a difference in the community.

• Launched “Giving Goodness” platform to enable better tracking of our collective efforts to give back, including volunteerism.

• Launch Avantor Responsible Supplier Program.

• Launched Responsible Supplier Program pilot with select suppliers to manage risk and improve responsible business practices throughout our value chain.

• Onboarded new responsible supplier platform that will be used to track performance, address issues and reward top performing suppliers.

6 2023 Proxy Statement

EXECUTIVE COMPENSATION HIGHLIGHTS

Our Compensation Objectives

Avantor’s executive compensation is designed to support the longevity and stability of the company by driving long-term business outcomes and promoting strong governance practices. This is done by linking individual pay with Avantor’s performance on a diverse set of measures, including financial and corporate strategic goals. In 2022, these goals included employee representation and reduction in greenhouse gas emissions.

Our executive compensation practices include the following, each of which the Compensation and Human Resources Committee believes reinforces our executive compensation objectives:

✓ Significant percentage of target annual compensation delivered in the form of variable compensation tied to performance

✓ Long-term objectives aligned with the creation of stockholder value

✓ Market comparison of executive compensation against a relevant peer group

✓ Robust stock ownership guidelines

✓ Use of an independent compensation consultant reporting directly to the Compensation and Human Resources Committee

✓ Compensation recovery (“clawback”) policy for our annual cash-based incentive and equity-based long-term incentive programs

×  No hedging or short sales of Company stock, or pledging of Company stock

×  No option grants below 100% fair market value

×  No excessive cash severance benefits upon a change of control

×  No excessive perquisites or benefits to executives

×  No repricing of underwater stock options under our long-term incentive plan

×  No tax gross-ups of perquisites or 280G excise taxes (except as applicable to management employees generally in connection with relocation or expatriate assignments)

Our Compensation Mix

All senior executives have a large portion of compensation that is variable and covers annual and multi-year performance periods. Long-term awards are designed to align executives with Avantor’s long-term performance using performance-based equity in the form of Performance Stock Units, Stock Options, and Restricted Stock Units.

2023 Proxy Statement 7

2022 Named Executive Officer Compensation

The following table reflects compensation awarded to the Company’s named executive officers in 2022. See Compensation Discussion and Analysis beginning on page 35 for more details, including information regarding 2021 and 2020 compensation, as well as footnotes.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Michael Stubblefield Director, President and Chief Executive Officer	1,127,308	—	7,371,470	2,313,486	—	—	19,502	10,831,766

Thomas Szlosek Executive Vice President and Chief Financial Officer	600,000	—	1,753,183	550,255	—	3,784	16,586	2,923,808

Frederic Vanderhaegen Executive Vice President Europe	577,652	—	1,593,803	500,229	—	—	88,467	2,760,151

Gerard Brophy Executive Vice President Biopharma Production	563,462	—	1,593,803	500,229	—	3,120	16,006	2,676,620

Sheri Lewis Executive Vice President, Global Operations & Supply Chain	475,000	—	1,036,025	325,101	—	—	15,618	1,851,744

8 2023 Proxy Statement

Item 1 Election of Directors

At this Annual Meeting, all directors will be elected for a one-year term expiring at the next annual meeting of stockholders.

The biographies below describe the business experience of each director nominee standing for re-election. Following the biographical information for each director nominee, we have listed the specific experience and qualifications of that nominee that strengthen the Board of Directors’ collective qualifications, skills and experience.

In considering each director nominee for election at the Annual Meeting, the Nominating and Governance Committee assessed the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board. When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each board member’s biographical information and the Director Skills Matrix set forth below. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Board expects that each of the nominees listed below will be available for election as a director. However, if one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for any substitute nominees as the Board may nominate. If a nominee is not available for election or is otherwise unable to serve as a director, the Board may reduce its size or choose a substitute nominee.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the directors listed below to the Board for a one-year term expiring in 2024.

2023 Proxy Statement 9

DIRECTOR SKILLS MATRIX

Our directors possess relevant skills and experience that contribute to a well-functioning Board that effectively oversees our strategy and management.

Director Nominee Skills and Experience	Andres	Carethers	Kang	Massaro	Murthy	Peacock	Severino	Shaw	Stubblefield	Summe

Board leadership as a board chair, lead director or committee chair equips directors to lead our Board and its Committees				✓		✓				✓

Financial expertise as a finance executive or CEO brings valuable experience to the Board and our management team			✓	✓	✓	✓	✓	✓	✓	✓

M&A/Transactional experience helps the Board and our management team assess acquisition opportunities consistent with our strategic priorities and long-range plans			✓	✓	✓	✓	✓		✓	✓

Operations experience increases the Board’s understanding of our manufacturing operations, services opportunities and distribution footprint	✓	✓		✓		✓		✓	✓	✓

Regulatory/legal/public policy experience helps the Board assess and respond to an evolving business and healthcare regulatory environment	✓	✓				✓	✓	✓	✓	✓

International experience brings critical insights into the opportunities and risks of our international businesses	✓		✓	✓	✓	✓	✓	✓	✓	✓

Digital/Cybersecurity experience increases the board’s awareness of advances in technology, cybersecurity and information systems management				✓	✓		✓		✓

10 2023 Proxy Statement

DIRECTOR NOMINEES TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2024

Juan Andres
Director since: 2019 Age: 58 Committees: • Audit & Finance

Mr. Andres has served on our Board since September 2019 and is currently a member of the Audit and Finance Committee. Until May 2023 when he retires, Mr. Andres is the President, Strategic Partnerships and Enterprise Expansion for Moderna, Inc., a biotechnology company specializing in mRNA vaccines and therapeutics, a position he has held since January 2023. Prior to his current role, he served as Moderna’s Chief Technical Operations and Quality Officer from August 2017 to December 2022. From 2005 to 2017, Mr. Andres served in several leadership positions at Novartis AG, a global healthcare company, most recently serving as the Global Head of Technical Operations (Manufacturing and Supply Chain) and before that as Group Novartis Quality Head, Global Head of Technical Research and Development, and Global Pharmaceuticals Operations Head. Prior to 2005, Mr. Andres spent 18 years at Eli Lilly Company, a global healthcare company, serving in a variety of leadership positions. Mr. Andres serves on the board of directors and as a member of the Nominating and Corporate Governance and Science and Technology Committees of Evelo Biosciences, Inc. Mr. Andres holds a masters’ degree in Pharmacy from Alcala de Henares University in Madrid, Spain and has completed an advanced development program at the London Business School.

Experience and Qualifications

Mr. Andres’ extensive experience in pharmaceutical manufacturing, supply chain and technical research, along with his independence, make him a valuable member of our Board.

John Carethers, M.D.
Director since: 2021 Age: 59 Committees: • Nominating & Governance

Dr. Carethers has served on our Board since July 2021 and is currently a member of the Nominating & Governance Committee. He is the Vice Chancellor for Health Sciences at the University of California San Diego, a position he has held since January 2023. In this role, he leads the School of Medicine, Skaggs School of Pharmacy and Pharmaceutical Sciences, The Herbert Wertheim School of Public Health and Human Longevity Science, and UC San Diego Health. Previously, Dr. Carethers served as the John G. Searle Professor and Chair of the Department of Internal Medicine at the University of Michigan Medical School based in Ann Arbor, Michigan, from 2009-2022, where he was named the C. Richard Boland Distinguished University Professor in 2017. Prior to that time, Dr. Carethers served in a variety of roles at the University of California San Diego, including as a Professor of Medicine and Chief of the Division of Gastroenterology. Additionally, he was elected as a member of the National Academy of Medicine in 2012 and became an elected fellow of the Royal College of Physicians in 2021. In June 2022, Dr. Carethers became President of the American Gastroenterological Association. Dr. Carethers holds an M.D., as well as a Bachelor of Science in biological sciences from Wayne State University, completing his internship and residency in internal medicine at Massachusetts General Hospital and his fellowship in gastroenterology at the University of Michigan.

Experience and Qualifications

Dr. Carethers’ senior leadership experience at a medical college and extensive research experience in familial cancer syndromes, including tumor genetics, DNA mismatch repair, and colorectal cancer disparities, along with his independence, make him a valuable member of our Board.

2023 Proxy Statement 11

Lan Kang
Director since: 2021 Age: 54 Committees: • Compensation & Human Resources

Ms. Kang has served on our Board since 2021 and is currently a member of the Compensation & Human Resources Committee. Ms. Kang is a Managing Director and Head of Portfolio Management at CBC Group, a healthcare-focused private equity investment firm headquartered in Singapore, a position she has held since December 2020, and serves on the board of directors of Everest Medicines. Previously, Ms. Kang served as a Senior Advisor to Shanghai Henlius Biotech, a global clinical-stage biopharma company. Ms. Kang also served in a variety of roles at Fosun International, a Hong Kong stock exchange listed, consumer-focused multinational company, including Executive Board Director, Chief Human Resources Officer and Head of the Fosun Insurance Group. Prior to Fosun, she was a Senior Client Partner at Korn Ferry International and was an Engagement Manager at McKinsey & Company. Ms. Kang holds an MBA in healthcare management from The Wharton School of the University of Pennsylvania, a master’s degree in chemistry from Tulane University and a bachelor’s degree in biological science and technology from Zhejiang University in Hangzhou, China.

Experience and Qualifications

Ms. Kang’s extensive experience in healthcare and biopharma, senior leadership experience, including as a chief human resources officer, current and past experience as a board member at other companies and her expertise in finance, strategy, international business transactions, along with her independence, make her a valuable member of our Board.

Joseph Massaro
Director since: 2021 Age: 53 Committees: • Audit & Finance (Chair)

Mr. Massaro has served on our Board since 2021 and is Chair of the Audit & Finance Committee. Mr. Massaro currently serves as Chief Financial Officer and Senior Vice President, Business Operations for Aptiv PLC, a position he has held since September 2016. Prior to that, Mr. Massaro held several senior executive positions at Aptiv including Vice President and Corporate Controller. He also previously served as Chief Financial Officer at inVentiv Health and as a Managing Director at Liberty Lane. Mr. Massaro earned an MBA and a Master of Science in accounting from Northeastern University. He holds a Bachelor of Science in finance and economics from Bentley University.

Experience and Qualifications

Mr. Massaro’s senior leadership experience, including as a chief financial officer, and his expertise in international business transactions, strategy and financial accounting (including qualification as an audit committee financial expert), along with his independence, make him a valuable member of our Board.

12 2023 Proxy Statement

Mala Murthy
Director since: 2021 Age: 59 Committees: • Audit & Finance

Ms. Murthy has served on our Board since 2021 and is a member of the Audit & Finance Committee. Ms. Murthy currently serves as the Chief Financial Officer for Teladoc Health, Inc., a position she has held since June 2019. Prior to that, Ms. Murthy held several senior executive positions at American Express, most recently as Chief Financial Officer of the Global Commercial Services segment. She also previously served in various leadership positions with PepsiCo, leading high growth business units. Ms. Murthy earned an MBA from the India Institute of Management, a master’s degree in public and private management from Yale School of Management, and a bachelor’s degree in computer science and engineering from Jadavpur University in India.

Experience and Qualifications

Ms. Murthy’s senior leadership experience, including as a chief financial officer, and her expertise in international business transactions, financial accounting and strategic growth (including qualification as an audit committee financial expert), along with her independence, make her a valuable member of our Board.

Jonathan Peacock
Director since: 2017 Age: 65 Committees: • Nominating & Governance

Mr. Peacock has served as our Chairman since 2022 and has served on our Board since 2017. He is a member of the Nominating & Governance Committee. Mr. Peacock also serves as Chair of the Board of Directors and as interim chair of the Audit Committee at UCB SA. Mr. Peacock served as the Chief Financial Officer of Amgen, Inc., a biopharmaceutical company, from 2010 to 2014 and was the Chief Financial and Administrative Officer of the Pharmaceuticals Division of Novartis AG, a global healthcare company, from 2005 to 2010. Previously he was a partner at McKinsey and Price Waterhouse. In the past five years, Mr. Peacock served as Chairman and as CEO of Bellerophon Therapeutics, Inc., as a founder and Chairman of Arix Bioscience PLC, and as a director of Kite Pharma and Genmab A/S. Mr. Peacock earned a M.A. in Economics from the University of St. Andrews in Scotland and is a Chartered Accountant.

Experience and Qualifications

Mr. Peacock’s prior senior leadership experience at several companies, including as chief executive officer and chief financial officer, current and past experience as a board member at other companies and his expertise in finance, strategy, international business transactions, mergers and acquisitions and operations along with his independence, make him a valuable member of our Board.

2023 Proxy Statement 13

Michael Severino, M.D.
Director since: 2020 Age: 57 Committees: • Compensation & Human Resources (Chair)

Dr. Severino has served on our Board since April 2020 and is a Chair of the Compensation & Human Resources Committee. Dr. Severino currently serves as Chief Executive Officer of Tessera Therapeutics, a position he has held since 2022. Prior to that, he served as Vice Chairman and President of AbbVie Inc., as well as AbbVie’s Executive Vice President, Research & Development, and its Chief Scientific Officer. He also spent 10 years at Amgen, Inc., serving in a variety of leadership positions, including Senior Vice President, Global Development, and Chief Medical Officer. Dr. Severino also serves on the board of directors for the Field Museum in Chicago, Illinois. He earned an M.D. from Johns Hopkins University, completing his residency and fellowship training at Massachusetts General Hospital and Harvard Medical School, as well as a bachelor’s degree in biochemistry from the University of Maryland.

Experience and Qualifications

Dr. Severino’s extensive experience in research and development and corporate strategy for leading companies focused on developing life-saving therapies for patients, along with his independence, makes him a valuable member of our Board.

Christi Shaw
Director since: 2018 Age: 56 Committees: • Compensation & Human Resources • Nominating & Governance

Ms. Shaw has served on our board since November 2018 and is a member of the Compensation & Human Resources Committee and the Nominating & Governance Committee. Most recently, Ms. Shaw served as the Chief Executive Officer of Kite, a Gilead company specializing in the development of cancer immunotherapies from August 2019 to March 2023. From April 2017 to August 2019, Ms. Shaw served as Senior Vice President of Eli Lilly Company, a global healthcare company, and President of Lilly Bio-Medicines, the business within Eli Lilly Company that comprises neuroscience and immunology. From 2014 to 2016, Ms. Shaw served as U.S. country head and President of Novartis Pharmaceutical Corporation, a global healthcare company, and from 2010 to 2014 as North American region head of Novartis Oncology. Prior to 2010, Ms. Shaw held several leadership positions at Johnson & Johnson, Inc. Ms. Shaw also serves as an executive board member of the Biotechnology Innovation Organization and is the co-founder of the More Moments More Memories Foundation to assist people with cancer and their caregivers. Ms. Shaw holds a B.B.A. in Marketing from Iowa State University and an M.B.A. from the University of Wisconsin.

Experience and Qualifications

Ms. Shaw’s extensive senior leadership experience within the healthcare industry and service as a board member of a large biotechnology trade organization, along with her independence, make her a valuable member of our Board.

14 2023 Proxy Statement

Michael Stubblefield
Director since: 2014 Age: 50

Mr. Stubblefield became our President and Chief Executive Officer in 2014. In addition, Mr. Stubblefield also serves as a Director. Prior to joining us, Mr. Stubblefield was a Senior Expert for the Chemicals Practice of McKinsey & Company, a management consulting firm, from 2013 to 2014. Previously, he held a variety of leadership roles at Celanese Corporation, a technology and specialty materials company, from 1994 to 2012. Mr. Stubblefield serves on the board of directors and as a member of the Audit Committee of Ingersoll Rand Inc. Mr. Stubblefield holds a B.S. in Chemical Engineering from the University of Utah, as well as an M.B.A. from Texas A&M University-Corpus Christi.

Experience and Qualifications Mr. Stubblefield’s leadership role and extensive knowledge of our business, strategy and industry on an international basis make him a valuable member of our Board.

Gregory Summe
Director since: 2020 Age: 66 Committees: • Nominating & Governance (Chair) • Compensation & Human Resources

Mr. Summe has served on our Board since May 2020 and is Chair of the Nominating & Governance Committee and a member of the Compensation & Human Resources Committee. Mr. Summe is the Managing Partner of Glen Capital Partners, an investment fund. He also serves on the board of directors of the State Street Corporation, Virgin Orbit Holdings, Inc., and NXP Semiconductors NV. Previously, he was the Co-founder of NextGen Acquisition Corp I & II and the Managing Director and Vice Chairman of Global Buyout at The Carlyle Group. He also spent 11 years as the Chairman and Chief Executive Officer of PerkinElmer. Before PerkinElmer, Mr. Summe was with AlliedSignal, now Honeywell International, serving as the President of General Aviation Avionics, President of the Aerospace Engines Group and President of the Automotive Products Group. Mr. Summe holds an MBA with distinction from The Wharton School of the University of Pennsylvania, a master’s degree in electrical engineering from University of Cincinnati and a bachelor’s degree in electrical engineering from University of Kentucky. He is in the Hall of Distinction at the University of Kentucky.

Experience and Qualifications

Mr. Summe’s extensive leadership experience in key industries, including life sciences and applied materials, along with his independence, make him a valuable member of our Board.

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Corporate Governance

Our success is built on the trust we have earned from our customers, suppliers, distributors, associates, business partners and investors, and trust sustains our success. Part of this trust stems from our commitment to good corporate governance. The framework for our governance practices is found in our Corporate Governance Guidelines, which outline the operating principles of our Board of Directors and the composition and working processes of our Board and its committees. The Nominating and Governance Committee periodically reviews our Corporate Governance Guidelines and developments in corporate governance and will periodically recommend proposed changes to the Board for approval.

In addition to the Corporate Governance Guidelines and the other policies and procedures described in this section, we highlight below certain of our corporate governance practices to our governance documents:

Board Membership and Participation

✓	Directors are expected to spend the time needed and meet as often as necessary to discharge their responsibilities properly.
✓	It is expected that no director will serve on more than five public company boards (including Avantor’s Board).
✓	It is expected that no member of the Audit and Finance Committee will serve on more than three public company Audit Committees (including Avantor’s Audit and Finance Committee).
✓	Directors who also serve as executive officers or in equivalent positions generally should not serve on more than two public company boards (including Avantor’s Board).

Prohibitions against Short Sales, Hedging, Margin Accounts and Pledging

Our Insider Trading Policy contains restrictions applying to all directors, officers and employees that, among other things:

✓	prohibit short sales of Avantor securities and derivative or speculative transactions in Avantor securities;
✓

prohibit the use of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Avantor securities; and

✓	prohibit holding Avantor securities in margin accounts or pledging Avantor securities as collateral for a loan.

Robust Stockholders Rights

✓

Directors are elected under a “majority voting” standard in uncontested elections. In addition, directors who do not receive the requisite votes for re-election must resign, subject to acceptance of such resignation by the Board.

✓

Each stockholder, or a group of up to 20 stockholders, that has continuously owned for three years at least 3% of our outstanding common shares, may nominate and include in the annual meeting proxy materials up to the greater of two directors or 20% of the number of directors serving on the Board, if the stockholder(s) and the nominee(s) meet the requirements specified in our bylaws.

✓	The Company does not have a poison pill, and “declawed” the Company’s preferred stock such that it would not be used, without seeking stockholder approval, in connection with a poison pill.
✓

Any future action by stockholders to alter, amend or repeal our certificate of incorporation or bylaws can be approved by the affirmative vote of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class.

✓

Stockholders of record who own common shares representing at least 20% of the relevant voting power continuously for at least one year can call a special meeting of stockholders, provided that the stockholders satisfy specified requirements.

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THE STRUCTURE AND ROLE OF THE BOARD OF DIRECTORS

Board Leadership Structure

The Company’s Board is led by Jonathan Peacock, a non-executive Chairman. The Board believes that it is in the best interest of the Company and its stockholders for Mr. Peacock to continue to serve as Chairman of the Board. Mr. Peacock possesses significant knowledge and experience in our industry and a deep understanding of Avantor’s strategic objectives, all of which will continue to benefit the Company during the year ahead. We believe that having an independent, non-executive Chairman emphasizes the importance of the Board’s objectivity and independence from management and best promotes the effective functioning of the Board’s oversight role. Mr. Peacock’s responsibility is to ensure that our Board functions properly and to work with our President and Chief Executive Officer to set the Board’s agenda. We expect him to facilitate communications among our directors and between the Board and senior management. While Mr. Peacock provides independent leadership, he also works closely with our Chief Executive Officer to ensure that our directors receive the information that they need to perform their responsibilities, including discussing and providing critical review of the matters that come before the Board and assessing management’s performance.

Although we believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time, our Board believes that the Company and stockholders are best served by maintaining flexibility to determine whether and when the Chairperson and CEO positions should be separate or combined to provide the appropriate leadership.

The Board’s Oversight of Strategy

The Board is deeply engaged and involved in overseeing the Company’s long-range strategy, including evaluating key market opportunities, customer and supplier trends, and competitive developments. This also includes aspects of our ESG initiatives that relate to our strategy. The Board’s oversight of risk is another integral component of the Board’s oversight and engagement on strategic matters. Strategy-related matters are regularly discussed at board meetings and, when relevant, at Committee meetings. We also dedicate at least one board meeting every year to an even more intensive review and discussion of the Company’s strategic plan. Matters of strategy also inform committee-level discussions of many issues, including enterprise risk. Engagement of the Board on these issues and other matters of strategic importance continues in between meetings, including through updates to the Board on significant items and discussions between the CEO and our Chairman on a periodic basis. Each director is expected to and does bring to bear their own talents, insights, and experiences to these strategy discussions.

2023 Proxy Statement 17

The Board’s Role in Risk Oversight

While senior management has primary responsibility for managing risk, the Board has responsibility for risk oversight with specific risk areas delegated to relevant Board committees who report on their deliberations to the full Board. The specific risk areas of focus for the Board and each of its committees are summarized below.

Board/Committee	Primary Areas of Risk Oversight
Full Board

• Oversee the Company’s risk governance framework, including an enterprise-wide culture that supports appropriate risk awareness and the identification, escalation, and appropriate management of risk

• Integrity, ethics, and compliance with its Code of Ethics and Conduct

• General strategic and commercial risks

• M&A transactions, including execution and integration, and the M&A competitive landscape

• Legal risks such as those arising from litigation, environmental, and intellectual property matters

Audit and Finance Committee

• Oversee and coordinate with the Company’s internal and external auditors

• Accounting, controls and financial disclosure

• Oversee the Company’s Enterprise Risk Management (ERM) program

• Cybersecurity risk, including our information security framework, threat assessment, response readiness and training efforts

• Tax and liquidity management

Compensation and Human Resources Committee	• Compensation structure and programs • CEO succession planning • DE&I initiatives • Recruitment and retention of talent • Workplace culture • Workplace health, safety and well-being
Nominating and Governance Committee	• Governance structures and processes • Board organization, independence and structure • Board succession and effectiveness • Oversee the Company’s ESG initiatives

Enterprise Risk Management

The Board uses the ERM program as a key tool for understanding the inherent risks facing Avantor and assessing whether management’s processes, procedures and practices for mitigating those risks are effective. The ERM assessment is led by our executive leadership team and based on an enterprise-wide “top down” and “bottom up” view of commercial, strategic, legal, compliance, human capital, cyber, and reputational risks and strategies for mitigating those risks. In 2022, the ERM program included consideration of risks in nine distinct risk categories and 17 key risks overall. Each risk was the subject of an intensive risk workshop and those deemed to be the highest risk are receiving additional ongoing oversight by the executive team

Both the Audit and Finance Committee and the Board review the results of the annual ERM assessment. During the reviews, Avantor’s Chief Accounting Officer and General Counsel present the results of the ERM assessment in a manner designed to provide full visibility into the risks facing Avantor and how management is mitigating those risks, thereby enabling the Board to effectively exercise its oversight function. To facilitate continued monitoring and oversight by the Board, key risk areas identified during the ERM process and management’s associated mitigation activities become part of Board and/or committee meeting agendas for the following year.

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Risk in focus: Cybersecurity

Avantor is committed to protecting our business operations and data from cybersecurity threats and has implemented a comprehensive and adaptable approach based on leading industry standards outlined by the National Institute of Standards and Technology (NIST). Essential components of our cybersecurity program:

✓

Information Security is supported by Avantor leadership, led by the Chief Information Security Officer, and managed by a team of experienced professionals within our Information Security and Risk Management (ISRM) department.

✓

Enterprise-wide information security policies, processes and standards that set the requirements around acceptable use, risk assessment and management, identity and access management, data security, security operations, security incident response and threat and vulnerability management.

✓	Regular reviews and updates to ensure effective security threat protection of our systems and data.
✓

Regular enterprise-wide awareness events and activities, such as annual associate training, periodic phishing simulations, and supplemental training to help associates stay up to date with the current threats.

✓

Proactive measures to help identify and manage risks to the systems and data by proactively managing vulnerabilities via our vulnerability management program and engagement with external cybersecurity experts to assess the effectiveness of our program and identify areas of improvement.

✓	Formal updates to the Audit and Finance Committee, as well as needed updates throughout the year.

Executive Sessions

To ensure free and open discussion and communication among the non-management directors of the Board, the non-management directors meet in executive session at most Board meetings. The chairman will preside at the executive sessions.

Board Meetings and Attendance

Under Avantor’s Corporate Governance Guidelines, all directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and any meeting of stockholders. Directors are encouraged to attend Board meetings and meetings of committees of which they are members in person but may also attend such meetings by telephone or video conference. The Board met four times in 2022, including regularly scheduled and special meetings. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served during 2022 except Mr. Andres attended slightly less than 75% of the meetings due to a family medical situation (Mr. Andres attended 69% of the relevant meetings).

Board and Committee Evaluations

The Board of Directors annually assesses the effectiveness of the full Board, the operations of its committees and the contributions of director nominees. The Nominating and Governance Committee oversees the evaluation of the Board as a whole and its committees, as well as individual evaluations of those directors who are being considered for possible re-nomination to the Board.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a material relationship with us or any of our subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with us or any of our subsidiaries).

Our Corporate Governance Guidelines define an “independent” director in accordance with Section 303A.02 of the NYSE’s Listed Company Manual. In addition, Audit and Finance and Compensation and Human Resources Committee members are subject to the further independence requirements under SEC rules and NYSE listing standards. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually.

2023 Proxy Statement 19

In the event a director has a relationship with our company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition including any relationship described under “Certain Relationships and Related Person Transactions” below, the Board will determine, considering all relevant facts and circumstances, whether such relationship is material.

The Board has affirmatively determined that each of Juan Andres, John Carethers, Lan Kang, Joseph Massaro, Mala Murthy, Jonathan Peacock, Michael Severino, Christi Shaw and Gregory Summe is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and the applicable NYSE listing standards, including with respect to committee memberships.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. Our Corporate Governance Guidelines and committee charters are reviewed from time to time by the various Committees and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the Board.

Our Corporate Governance Guidelines, our Audit and Finance, Compensation and Human Resources and Nominating and Governance Committee charters and other corporate governance information are available on the investor relations portion of our website at www.avantorsciences.com under “Investors: Governance.” Any stockholder also may request them in print, without charge, by contacting the Corporate Secretary: Avantor Inc., Corporate Secretary’s Office, Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087.

Committees of the Board

There are three standing committees of the Board. The following table sets forth the Board committees, the members of each of the committees as of March 18, 2023 and the number of times the respective committees met in 2022:

	Audit and Finance	Compensation and Human Resources	Nominating and Governance

Juan Andres*	✓

John Carethers*			✓

Lan Kang(1)*		✓

Joseph Massaro*	Chair

Mala Murthy*	✓

Jonathan Peacock (Chairman)*			✓

Michael Severino*		Chair

Christi Shaw*		✓	✓

Gregory Summe*		✓	Chair

Michael Stubblefield

Number of 2022 meetings	9	4	4

*	Independent Director

(1)	Ms. Kang rotated onto our Compensation and Human Resources Committee and off of our Audit and Finance Committee in February 2023.

Audit and Finance Committee

Our Audit and Finance Committee currently consists of Joseph Massaro, Juan Andres, and Mala Murthy with Joseph Massaro serving as chair and Lan Kang serving as a member until February 2023. Our Audit and Finance Committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

20 2023 Proxy Statement

•	assisting the Board of Directors in evaluating the qualifications, performance and independence of our independent auditors;

•	assisting the Board of Directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;

•	reviewing the adequacy and effectiveness of our internal control over financial reporting processes;

•	reviewing with management and our independent auditors our annual and quarterly financial statements;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	overseeing the Company’s internal audit function;

•	preparing the audit committee report that the Securities and Exchange Commission (the “SEC”) requires in our annual proxy statement; and

•	reviewing related-party transactions.

All members of the Audit and Finance Committee have been determined to be “independent,” consistent with our Audit and Finance committee charter, Corporate Governance Guidelines, SEC rules and the NYSE listing standards applicable to boards of directors in general and Audit and Finance Committees in particular. The Board has also determined that each of the members of the Audit and Finance committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, the Board has determined that each of Mr. Massaro and Ms. Murthy qualifies as an “audit committee financial expert,” as defined by applicable SEC regulations. No committee member currently sits on more than two other public company audit committees.

Compensation and Human Resources Committee

Our Compensation and Human Resources Committee consists of Michael Severino, Lan Kang, Christi Shaw and Gregory Summe, with Michael Severino serving as chair. The Compensation and Human Resources Committee is responsible for, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determining and approving our CEO’s compensation level based on such evaluation;

•

reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our other executive officers, including annual base salary, bonus, equity-based incentives and other benefits;

•	reviewing the Company’s management development and succession planning process;

•	reviewing and recommending to our Board of Directors with respect to the compensation of our directors; and

•	reviewing and making recommendations with respect to our equity compensation plans.

The Compensation and Human Resources Committee has sole authority to retain or terminate any compensation consultant or other advisor used to evaluate senior executive compensation and may form and delegate authority to subcommittees when appropriate. The Compensation and Human Resources Committee also approves all engagements and services to be performed by any consultants or advisors to the Compensation and Human Resources Committee. To assist the Compensation and Human Resources Committee in discharging its responsibilities, the Committee has retained an independent compensation consultant—Frederic W. Cook & Company (“FW Cook”). The consultant reports directly to the Compensation and Human Resources Committee. For additional information about the independence of the Compensation and Human Resources Committee’s consultant, refer to “Compensation Discussion and Analysis—Compensation Philosophy & Objectives—How We Make Compensation Decisions—Guidance from the Independent Compensation Consultant.” For more information on the responsibilities and activities of the Compensation and Human Resources Committee, including its processes for determining executive compensation, see the “Executive Compensation—Compensation Discussion and Analysis” section.

All members of the Compensation and Human Resources Committee have been determined to be “independent,” consistent with our Compensation and Human Resources Committee charter, Corporate Governance Guidelines, SEC rules and the NYSE listing standards applicable to boards of directors in general and Compensation and Human Resources Committees in particular. In addition, all members qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act.

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Nominating and Governance Committee

Our Nominating and Governance Committee consists of Gregory Summe, John Carethers, Jonathan Peacock and Christi Shaw, with Gregory Summe serving as chair. The Nominating and Governance committee is responsible for, among other matters:

•	assisting our Board of Directors in identifying prospective director nominees and recommending nominees to the Board of Directors;

•	overseeing the evaluation of the Board of Directors and management;

•	identifying best practices and recommending corporate governance principles;

•	reviewing developments in corporate governance practices and developing a set of corporate governance guidelines;

•	recommending members for each committee of our Board of Directors; and

•	overseeing sustainability and corporate responsibility, including ESG.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors welcomes input and suggestions. Stockholders and other interested parties may communicate with the Board and our Chairman by sending a written communication to the attention of the Company’s Corporate Secretary by mail at Avantor, Inc., Corporate Secretary’s Office, Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087.

Communications addressed to the Board or to a Board member are distributed to the Board or to any individual director or directors as appropriate. Any such communication is promptly distributed to the director or directors named therein unless such communication is considered, either presumptively or in the reasonable judgment of the Company’s Corporate Secretary, to be improper for submission to the intended recipient or recipients. Examples of communications that would presumptively be deemed improper for submission include, without limitation, solicitations, communications that raise grievances that are personal to the sender, communications that relate to the pricing of the Company’s products or services, communications that do not relate directly or indirectly to the Company and communications that are frivolous in nature.

DIRECTOR NOMINATION PROCESS

Assess Composition and Determine Priorities

The Nominating and Governance Committee considers the skills and experience outlined in our Director Skills Matrix to determine its priorities in seeking out new director candidates for the continuation of healthy Board refreshment.

Solicit and Source a Diverse Pool of Candidates

Working with the Chairman of the Board, the Nominating and Governance Committee seeks out a diverse pool of candidates using multiple sources, engaging third party search firms and receiving input from directors and stakeholders.

Candidate Evaluation and Selection

The Nominating and Governance Committee evaluates candidates based on its set priorities, and the candidates’ qualifications, including each candidate’s strength of character, judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially with the other members of the Board. Through this process, the Nominating and Governance Committee seeks to identify qualified director candidates with experience in the areas of finance, audit, international business transactions, and board level strategy and makes recommendations to the Board. In addition, Stockholders may nominate directors for election at the Company’s annual stockholders meeting by following the provisions set forth in the Company’s third amended and restated bylaws (“bylaws”).

Proxy Access

The Company’s bylaws include a proxy access provision that allows an eligible stockholder or group of up to 20 eligible stockholders, owning at least three percent of the Company’s outstanding stock continuously for at least three years, to include in the Company’s proxy materials for an annual meeting of stockholders a number of director nominees up to the greater of two directors or 20% of the Board of Directors, provided the stockholders and nominees satisfy the requirements specified in the bylaws.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a written Related Person Transaction Policy to assist it in reviewing, approving and ratifying transactions with related persons and to assist us in the preparation of related disclosures required by the SEC. This Related Person Transaction Policy supplements our other policies that may apply to transactions with related persons, such as the Corporate Governance Guidelines of the Board and the Code of Ethics and Conduct.

Our Audit and Finance Committee is responsible for the review, approval and ratification of “related person transactions” between us and any related person pursuant to a written Related Party Transaction Policy adopted by our Board of Directors. “Related party transactions” include any transaction by the Company with a company or other entity that employs a “related party,” or in which a “related party” has a material ownership or financial interest. Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. In the course of its review and approval or ratification of a related-person transaction, the Audit and Finance Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related person and to our Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters the Audit and Finance Committee deems appropriate.

Each director and officer also complete and sign a questionnaire at the end of each fiscal year to confirm that there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to Avantor. This ensures that all material relationships and related person transactions are identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations.

Any member of the Audit and Finance Committee who is a related person with respect to a transaction under review will not be able to participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Arrangements with our directors and officers

We have certain agreements with our directors and officers which are described in the sections entitled “Director Compensation” and “Compensation and Human Resources Committee Report” elsewhere in this proxy statement.

We entered into indemnification agreements with our officers and directors. These agreements and our bylaws will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The indemnification provided under the indemnification agreements will not be exclusive of any other indemnity rights. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and may be unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors for which indemnification is sought.

In the normal course of business, we purchase services, supplies, and equipment from many suppliers and sell goods and services to many customers. In some instances, these transactions occur with companies with which members of our Board have relationships as executive officers. For transactions entered into during 2022, no related person had or will have a direct or indirect material interest.

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While not required under the Related Person Transaction Policy, the Board reviewed overall spending with Kite Pharma, a Gilead company, where Ms. Shaw served as the Chief Executive Officer, AbbVie, Inc., where Dr. Severino served as the Vice Chairman and President, Tessera Therapeutics, where Dr. Severino serves a Chief Executive Officer, Moderna Therapeutics, Inc., where Mr. Andres serves as the President Strategic Partnerships and Enterprise Expansion, UCB, where Mr. Peacock serves as a director, and the University of Michigan Medical School, where Dr. Carethers served as the Chair of the Department of Internal Medicine.

COMMITMENT TO SUSTAINABILITY

We are led by our mission to set science in motion to create a better world, and our Science for Goodness sustainability platform serves as a lever to help bring this purpose to life. This platform aims to foster an inclusive work environment, promote innovation for a sustainable future, support and strengthen our communities, and add value to Avantor. We are embedding sustainability throughout our business ensuring our everyday actions generate positive impact.

Science for Goodness: Our Approach to Sustainability.

In 2022, we continued to advance our environmental, social and governance (ESG) strategy across our four pillars — People & Culture, Innovation & Environment, Community Engagement and Governance & Integrity. These pillars are aligned with the following UN Sustainable Development Goals: Good Health & Wellbeing, Quality Education, Industry, Innovation and Infrastructure, Reduced Inequalities, and Responsible Consumption and Production.

Our sustainability commitment is led by our Executive Leadership Team and Board of Directors, and is driven by our global associate population. Our impact and purpose are centered on four key commitment pillars:

People and Culture	We empower people to help create a better world	Innovation and Environment	Creating a sustainable future with smart solutions	Community Engagement	Taking action to build a better world	Governance and Integrity	Doing good as one

People and culture: We empower people to create a better world. Our core values of innovation, customer centricity, accountability, respect, and excellence (ICARE) are embedded within our continuous improvement processes to advance best practices in all we do. At Avantor, goodness comes from how we innovate, collaborate, connect, and inspire each other to help build a sustainable future for all.

Innovation and environment: Grounded in collaboration and driven by our customer relationships, our approach to innovation – from scientific discovery to commercial scale – aims to create value for our associates, investors, customers, suppliers and communities at large. We are embedding sustainable practices throughout our operations by addressing our greenhouse gas emissions, energy consumption, water usage, and waste, as well as through providing environmentally preferable products for our customers.

We recognize that climate change is a global challenge that poses a significant risk to human and environmental health and the way we do business. While relentlessly focusing on advancing life-changing science, Avantor has a shared responsibility and is committed to addressing climate change and other key environmental sustainability issues. In 2022, we made further progress towards our goal to reduce our scope 1 (direct) and scope 2 (indirect) Greenhouse Gas (GHG) emissions by 15% by 2025.1 Building on the initial energy and emissions reduction roadmap, we created an Environmental Task Force to prioritize investments that will optimize our operational processes and lower our operating emissions. To further advance our climate efforts, the Task Force completed a comprehensive project to map our Scope 3 emissions.

Community engagement: Avantor seeks to strengthen the communities in which we live and work through grants from the Avantor Foundation, a private charitable foundation funded by Avantor, as well as engaging our associates to give back to the communities we serve through collection drives, volunteerism, and other means. Our giving and employee volunteer efforts are focused on three key areas: Science Technology Engineering and Math (STEM) learning, Healthcare to those in need, and Environmental Stewardship. In 2022, we expanded the community engagement programming for Avantor associates to include matching gifts for

[1]	Baseline data reported in metric tons of CO2 equivalents representing 61 sites globally reporting on emissions in 2019.

24 2023 Proxy Statement

both financial donations and volunteer time. As pandemic restrictions lifted, Avantor employees across 15 countries participated in expanded volunteer opportunities ranging from the creation of STEM and hygiene kits to panel discussions and mentoring students to encourage and support the next generation of scientists.

Governance and integrity: We are committed to practicing responsible corporate governance, adhering to best practices, proactively identifying opportunities for process improvement, and elevating valued partnerships, both internally and externally. This commitment encompasses conducting business in full compliance with applicable laws and regulations, maintaining a high degree of internal conduct and communication standards through our Code of Ethics and Conduct and other internal policies, and partnering with over 1,500 diverse suppliers committed to high quality standards. In 2021, we released our Responsible Supplier Code of Conduct, which outlines fundamental sustainability expectations for our suppliers, contractors and non-government organizations. In 2022, we developed and piloted a new Responsible Supplier Program that will be the vehicle to ensure Avantor suppliers are well-positioned to help us meet the sustainability challenges of the future.

Management and Board Oversight

Avantor’s executive leadership team, comprised of Avantor’s CEO, CFO, and executives from across the company, oversee Avantor’s efforts to integrate sustainability and corporate responsibility into our strategic planning, risk management, and reporting. Day-to-day responsibility for Avantor’s ESG Program resides with a cross-functional representation of leaders headed by the Senior Director, Global Sustainability, who meet regularly to review progress and provide recommendations to the executive team.

At the Board level, the Board as a whole and through the Nominating and Governance Committee, oversees sustainability and corporate responsibility. The Nominating and Governance Committee and Board received regular updates throughout 2022 on the Company’s sustainability reporting and progress against goals under its four sustainability pillars. The full Board received a briefing from an outside consultant on the evolving climate landscape – including what investors expect – and our management team briefs the Board regularly on the key priorities and feedback from key customers and other stakeholders. The Board appreciates the magnitude of climate change and has fully supported management as we enhance our energy and emission management practices.

Other Board committees also conduct detailed reviews on key ESG topics; for example, our Compensation and Human Resources Committee oversees the Company’s talent, culture, compensation structure and compensation programs. Throughout the year, we report on CEO and overall leadership succession, review of talent/compensation philosophies, provide updates on human capital KPIs and evaluate plan-linkage of ESG metrics to our annual bonus plan. Our Audit and Finance Committee assists the Board in monitoring cybersecurity risk. We continue to maintain best-in-class governance provisions, including robust stockholder rights, and further enhanced supplier code of conduct in 2022.

Reporting

We released our second Avantor Corporate Sustainability Report in May 2022 that outlines progress made on our four ESG Pillars and highlights how our associates are involved in helping to advance science for goodness. As committed in last year’s proxy statement, our 2022 Sustainability Report included the addition of Sustainability Accounting Standards Board’s (SASB) reporting disclosure for the Medical Equipment & Supplies, Biotechnology & Pharmaceuticals and Chemicals industries. We also continue to disclose climate strategies and metrics through CDP (formerly Carbon Disclosure Project). Further details with respect to our sustainability goals can be found on our website, www.avantorsciences.com, under “Investors: Sustainability.”

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STOCKHOLDER ENGAGEMENT PROGRAM

We regularly interact with our stockholders through our stockholder engagement program that reaches current stockholders, market participants and potential investors in a variety of forums including quarterly earnings discussions, investor conferences and investor meetings. Topics included financial and operating performance, corporate strategy and ESG. Members of our investor relations team and senior management participated in each discussion, with certain engagements including a member of our Board.

We also engage specifically with the ESG & governance teams of our stockholders through a structured set of engagements throughout the year. We use these engagements to solicit investor input on a variety of topics, with a particular focus on governance and other ESG-related topics like diversity and inclusion, human capital management and our climate strategy.

Feedback from investors is gathered during stockholder engagements and regularly reviewed by our management team and Board. This feedback serves as a critical input into our corporate decision-making processes.

CODE OF ETHICS AND CONDUCT

We have a written Code of Ethics and Conduct that applies to all of the directors, officers and employees, including our President and Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior executive officers. Our Code of Ethics and Conduct sets forth policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of company assets, and our business practices. A current copy of the Code of Ethics and Conduct is posted on our website at www.avantorsciences.com under “Investors: Governance.”

If we ever were to amend or waive any provision of our Code of Ethics and Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, we intend to satisfy our disclosure obligations, if any, with respect to any such waiver or amendment by posting such information on our website at www.avantorsciences.com rather than by filing a Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website.

26 2023 Proxy Statement

Director Compensation

Our director compensation program is designed to attract and retain qualified non-employee directors. With assistance from FW Cook, we developed a market-based program that aligns director compensation with the compensation of our peers (our peer companies are identified on page 41). Our Compensation and Human Resources Committee reviews non-employee director compensation regularly to confirm that it appropriately addresses time, effort, expertise, and accountability required of active board membership. As part of this review, in 2022, the timing of the grant of the non-employee directors’ annual equity award was adjusted from February to May to align with the Annual Meeting.

Director Fees

Our director compensation program provides for an annual cash retainer plus an annual equity award of restricted stock units.

Compensation Element	$

Annual Cash Retainer	75,000

Annual Equity Award	200,000

Chairman Cash Retainer	150,000

Lead Independent Director Cash Retainer	40,000

Committee Chair Cash Retainer Audit and Finance Committee Compensation and Human Resources Committee Nominating and Governance committee	20,000 15,000 10,000

Committee Member Cash Retainer Audit and Finance Committee Compensation and Human Resources Committee Nominating and Governance Committee	10,000 7,500 5,000

Director cash retainers are paid quarterly in arrears. Director equity awards are issued in restricted stock units, which vest in full on the first anniversary of the Vesting Start Date (as defined in the restricted stock unit agreement); provided, that if the director has continuously provided service to us upon the occurrence of a change in control prior to such dates, all then-unvested restricted stock units will vest. The annual equity-based retainer will be pro-rated for partial years of service.

Each eligible director is also entitled to receive reimbursement for reasonable travel, lodging and other expenses which they properly incur in connection with their functions and duties as a director.

Deferred Compensation

In 2022, the Company began offering our non-employee directors the option of deferring the receipt of his or her annual equity award compensation. Pursuant to this plan, deferrals of common stock are adjusted to reflect the hypothetical reinvestment in additional shares of common stock for any dividends or other distributions on common stock during the deferral period. A non-employee director may elect to have their deferred amounts paid after five years, ten years or at the termination of Board service.

2023 Proxy Statement 27

The following table provides summary information concerning the compensation of the non-employee members of our Board of Directors for the year ended December 31, 2022. The compensation paid to Mr. Stubblefield, our President and Chief Executive Officer, is presented in the Summary Compensation Table and the other compensation tables below. During 2022, Mr. Stubblefield did not receive additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-equity Incentive plan compensation ($)	All Other Compensation ($)	Total ($)

Juan Andres	85,000	241,078	—	—	—	326,078

John Carethers	80,000	241,078	—	—	—	321,078

Lan Kang	85,000	241,078	—	—	—	326,078

Joseph Massaro	95,000	241,078	—	—	—	336,078

Mala Murthy	85,000	241,078	—	—	—	326,078

Jonathan Peacock	190,219	241,078	—	—	—	431,297

Michael Severino	92,187	241,078	—	—	—	333,265

Christi Shaw	87,500	241,078	—	—	—	328,578

Gregory Summe	92,500	241,078	—	—	—	333,578

Rajiv Gupta(4)	82,212	41,091	—	—	—	123,303

Matthew Holt(5)	78,750	241,078	—	—	—	319,828

(1)

Amounts reflect the director’s cash retainer earned for 2022. For Mr. Peacock, the amount includes partial year payments for periods of service as our Lead Independent Director and Chairman, respectively.

(2)

Amounts reflect restricted stock units granted under the 2019 Equity Incentive Plan and reflect the grant date fair value of the awards in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“Topic 718”) disregarding the effects of estimated forfeitures. The assumptions made in the valuation of our equity awards are found in Note 18 to our audited financial statements included in our annual report on Form 10-K for fiscal 2022. As of December 31, 2022, each of the following non-employee directors held the following restricted stock units: Mr. Andres—6,693; Dr. Carethers—6,693; Ms. Kang—6,693; Mr. Massaro—6,693; Ms. Murthy—6,693; Mr. Peacock—6,693; Dr. Severino—6,693; Ms. Shaw—6,693; Mr. Summe—6,693. In connection with the change in the timing of the issuance of equity awards to our non-employee directors, each non-employee director received an award of 1,215 restricted stock units on April 1, 2022 that vested on May 11, 2022.

(3)	No stock options were granted to directors in 2022. As of December 31, 2022, each of the following non-employee directors held the following stock options: Mr. Peacock—135,210; Ms. Shaw—135,210.
(4)	Mr. Gupta retired from our Board in May 2022.
(5)	Mr. Holt resigned from our Board in November 2022. In connection with Mr. Holt’s departure from our Board, the restricted stock units that he was awarded in May 2022 were forfeited.

STOCK OWNERSHIP GUIDELINES

We have also adopted equity ownership guidelines for our non-employee directors in order to better align our eligible directors’ financial interests with those of our stockholders. Each non-employee director must own shares of Common Stock in an amount equal to four times (4x) his or her base annual cash retainer (excluding additional annual cash retainers for service as the Chairman of the Board of Directors, lead independent director, committee chairpersons and committee members). Such directors are required to achieve the applicable level of ownership within five years of becoming subject to the requirements and, as of December 31, 2022, all of our non-employee directors were in compliance with the stock ownership guidelines or had not yet completed their fifth year of service.

28 2023 Proxy Statement

Stock Ownership Information

AVANTOR STOCK OWNERSHIP

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 5, 2023 by:

(1)	each individual or entity known by us to beneficially own more than 5% of our outstanding common stock,
(2)	each of our named executive officers,
(3)	each of our directors and
(4)	all of our directors and our executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

2023 Proxy Statement 29

Unless otherwise set forth in the footnotes below, (1) each beneficial owner possesses, to our knowledge, sole voting and investment power with respect to the shares listed, subject to community property laws where applicable, and (2) the address of each beneficial owner is c/o Avantor, Inc., Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087.

Name of Beneficial Owner	Shares beneficially owned	Percent of total common stock(1)

Greater than 5% stockholders:

T. Rowe Price Investment Management, Inc. (2)	76,325,881	11.3%

The Vanguard Group, Inc.(3)	61,754,847	9.2%

T. Rowe Price Associates, Inc.(4)	38,913,266	5.8%

Blackrock, Inc.(5)	39,358,674	5.8%

Named executive officers and directors:

Michael Stubblefield(6)	5,972,571	*

Thomas Szlosek(7)	1,863,155	*

Frederic Vanderhaegen	885,593	*

Gerard Brophy	23,518	*

Sheri Lewis	78,162	*

Juan Andres	23,402	*

John Carethers	3,780	*

Lan Kang	5,237	*

Joseph Massaro	1,960	*

Mala Murthy	2,131	*

Jonathan Peacock	304,856	*

Michael Severino	18,473	*

Christi Shaw	154,980	*

Gregory Summe	16,033	*

All Executive Officers and Directors as a Group (19 persons)	9,993,463	1.5%

*	Indicates beneficial ownership of less than 1% of the outstanding shares.

(1)

Applicable percentage ownership as of March 5, 2022 is based upon 675,041,349 shares of our common stock outstanding. Amounts include shares subject to stock options that are currently exercisable or are exercisable within 60 days as follows: Mr. Stubblefield (4,639,984), Mr. Szlosek (1,695,378), Mr. Vanderhaegen (744,787), Ms. Lewis (58,607), Mr. Peacock (135,210), Ms. Shaw (135,210) and all current directors and executive officers as a group (8,192,721).

(2)

Based on information as of December 31, 2022 set forth in a Schedule 13G/A dated February 14, 2023. T. Rowe Price Investment Management, Inc. reported that it had sole power to vote 25,177,651 and sole power to dispose of 76,325,881 shares. No shared voting or dispositive powers were reported. The address for T. Rowe Price Investment Management, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(3)

Based on information as of December 31, 2022 set forth in a Schedule 13G/A dated February 9, 2023. The Vanguard Group, Inc. reported that it had sole power to vote 0 shares, sole power to dispose of 60,347,535 shares, shared power to vote 514,185 shares, and shared power to dispose of 1,407,312 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based on information as of December 31, 2022 set forth in a Schedule 13G/A dated February 14, 2023. T. Rowe Price Associates, Inc. reported that it had sole power to vote 18,289,504 and sole power to dispose of 38,913,266 shares. No shared voting or dispositive powers were reported. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(5)

Based on information as of December 31, 2022 set forth in a Schedule 13G/A dated February 1, 2023. BlackRock, Inc. reported that it had sole power to vote 35,802,463 shares, sole power to dispose of 39,358,674 shares. No shared voting or dispositive powers were reported. The address for BlackRock, Inc. is 55 East 52nd Street., New York, NY 10055.

(6)

Includes (i) 414,500 shares of common stock held by The Stubblefield GST Family Trust, of which Mr. Stubblefield’s wife is the sole trustee and has voting and investment power over the shares of common stock and (ii) 111,917 shares of common stock held by a grantor retained annuity trust of which Mr. Stubblefield is the sole trustee.

(7)

Includes (i) 56,720 shares of common stock held in a revocable living trust of which Mr. Szlosek is the sole trustee and (ii) 89,225 shares of common stock held by a grantor retained annuity trust of which Mr. Szlosek is the sole trustee.

30 2022 Proxy Statement

Item 2 Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors and the Audit and Finance Committee recommend that the stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023. The Audit and Finance Committee approved the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2023. Deloitte & Touche LLP is currently our independent registered public accounting firm.

Although the Company is not required to seek Stockholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit and Finance Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

We have been advised that a representative of Deloitte & Touche LLP will attend the Annual Meeting of Stockholders. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” ITEM 2, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

2023 Proxy Statement 31

REPORT OF THE AUDIT AND FINANCE COMMITTEE

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the accuracy of the Company’s consolidated financial statements and the effectiveness of the Company’s internal controls. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes.

The Audit and Finance Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2022. The Audit and Finance Committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles and the matters required to be discussed under the applicable standards of the Public Company Accounting Oversight Board. The Audit and Finance Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Finance Committee concerning independence and has discussed with the independent registered public accounting firm its independence. In considering the independence of the Company’s independent registered public accounting firm, the Audit and Finance Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described below.

In reliance on the review and discussions described above, the Audit and Finance Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

Respectfully submitted by the Audit and Finance Committee of the Board of Directors.

Joseph Massaro, Chair

Juan Andres

Lan Kang

Mala Murthy

32 2023 Proxy Statement

AUDIT AND NON-AUDIT FEES

Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal years ended December 31, 2021 and 2022. Fees and expenses for services rendered by Deloitte & Touche LLP in 2021 and 2022 were approved by our Audit and Finance Committee. We have determined that the provision of these services is compatible with maintaining the independence of our independent registered public accounting firm.

The following table presents Deloitte & Touche LLP’s fees and expenses for services rendered to us for the past two fiscal years (in thousands):

	Year Ended December 31,

	2022	2021

Audit Fees(1)	$5,372	$4,852

Audit-Related Fees(2)	—	176

Tax Fees(3)	4	—

All Other Fees	—	—

Total	$5,376	$5,028

(1)

Audit fees include fees for professional services rendered for (i) the audits of our annual financial statements, international statutory audits and the reviews of our interim financial statements, which were included in the year to which the audit or review related; (ii) the issuance of comfort letters and consents and incremental audit fees required for publicly-filed financial statements and comfort letters and consents related to public filings of Secondary Offerings and Private Placement Debt Offerings in 2021.

(2)

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees” above. These services include accounting consultations relating to acquisitions, divestitures, and financings, due diligence related to mergers and acquisitions, financial accounting and reporting matters, and SEC filing related matters.

(3)	Consists of fees billed for services rendered in connection with tax compliance, tax advice and tax planning.

PRE-APPROVAL POLICY FOR AUDITOR SERVICES

The Audit and Finance Committee has the sole and direct responsibility and authority for the appointment, termination and compensation to be paid to the independent registered public accounting firm. The Committee has the responsibility to approve, in advance of the provision thereof, all audit services and permissible non-audit services to be performed by the independent registered public accounting firm as well as compensation to be paid with respect to such services.

Our Audit and Finance Committee Charter authorizes the Committee to delegate authority to pre-approve audit and permissible non-audit services to a member of the Committee. Any decisions made by such member under delegated authority, must be presented to the full Committee at its next scheduled meeting.

2023 Proxy Statement 33

Item 3 Advisory Approval of Named Executive Officer Compensation

As required pursuant to Section 14A of the Securities Exchange Act of 1934, the Board of Directors is asking you to approve, on an advisory basis, the executive compensation programs and policies and the resulting 2022 compensation of our named executive officers disclosed in the Compensation Discussion and Analysis, the compensation tables, notes and narrative in this proxy statement.

Our Board of Directors believes that the compensation of our executive officers is aligned with Avantor’s performance, stockholder value creation, and appropriately motivates and retains our executives. We believe our executive compensation program delivers pay that is strongly linked to performance over time.

We engage with stockholders throughout the year, including discussing our compensation programs and practices, and we also obtain feedback through the annual say-on-pay vote. Because the vote is advisory, the result will not be binding on the Compensation and Human Resources Committee and it will not affect, limit or augment any existing compensation or awards. The Compensation and Human Resources Committee will, however, take into account the outcome of the vote when considering future compensation arrangements.

The Board of Directors recommends the following resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Board of Directors recommends a vote “FOR” ITEM 3, to approve, on an advisory basis, the compensation of the Company’s named executive officers, as stated in the above resolution.

34 2023 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

This compensation discussion and analysis (our “CD&A”) provides an overview of our executive compensation philosophy and the material elements of compensation awarded to, earned by, or paid to our named executive officers with respect to the year ended December 31, 2022.

Our named executive officers consist of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who served in the capacities listed opposite their respective names on December 31, 2022 (collectively, our “named executive officers”). For 2022, the named executive officers were:

Michael Stubblefield Director, President and Chief Executive Officer	Thomas Szlosek Executive Vice President and Chief Financial Officer	Frederic Vanderhaegen Executive Vice President, Europe	Gerard Brophy Executive Vice President, Biopharma Production	Sheri Lewis Executive Vice President, Global Operations and Supply Chain

This CD&A is divided into three sections:

Executive Summary

✓ 2022 Business Highlights

✓ Our Executive Compensation Practices

✓ Our Compensation Philosophy and Objectives

✓ 2022 Compensation Actions for Our Named Executive Officers

✓ Program Structure and Outcomes

✓ 2022 Say-On-Pay Vote and Stockholder Engagement

Compensation Philosophy & Objectives — How We Make Compensation Decisions	✓ Role of the Compensation and Human Resources Committee and our Executive Officers ✓ Guidance from Independent Compensation Consultant ✓ Benchmarking ✓ Accounting and Tax Considerations

Elements of Compensation — What We Pay and Why	✓ Base Salary, Performance-Based Cash Incentive Compensation, Long-Term Incentive Programs, Other Components, Severance Arrangements, 2019 Employee Stock Purchase Plan

2023 Proxy Statement 35

EXECUTIVE SUMMARY

In 2022, we continued as a global leader of mission critical products and services to customers in the life sciences and advanced technologies and applied materials industries. Despite ongoing macroeconomic pressures, we continued to execute our long-term strategy and growth drivers. We augmented our global footprint and strengthened our ability to provide essential products and services in North America, Europe and Asia. Our results in 2022 reflect the strength and resilience of our core business, with 6% core organic growth including more than 20% core organic growth in bioproduction, approximately 110 basis points of Adjusted EBITDA margin expansion, and a double-digit increase in adjusted net income on a constant currency basis. The table below provide certain financial measures that our management believes are useful in evaluating our performance.

	FY22	FY21

REVENUE ($M)	$7,512	$7,386

ADJUSTED EBITDA ($M)*	$1,571	$1,459

ADJUSTED EPS*	$1.41	$1.41

FREE CASH FLOW ($M)*	$710	$920

*	See Appendix A for information about these non-GAAP financial measurements, including reconciliations to the most directly comparable GAAP-based financial measurements.

36 2023 Proxy Statement

Our Executive Compensation Practices

As part of its annual review of our executive compensation program, the Compensation and Human Resources Committee confirmed several long-standing Avantor compensation policies and practices and adopted certain new policies and practices to further align our executive compensation program with stockholder interests.

Our executive compensation practices include the following, each of which the Compensation and Human Resources Committee believes reinforces our executive compensation objectives:

✓ Significant percentage of target annual compensation delivered in the form of variable compensation tied to performance

✓ Long-term objectives aligned with the creation of stockholder value

✓ Market comparison of executive compensation against a relevant peer group

✓ Robust stock ownership guidelines

✓ Use of an independent compensation consultant reporting directly to the Compensation and Human Resources Committee

✓ Compensation recovery (“clawback”) policy for our annual cash-based incentive and equity-based long-term incentive programs

×  No hedging or short sales of Company stock, or pledging of Company stock

×  No option grants below 100% fair market value

×  No excessive cash severance benefits upon a change of control

×  No excessive perquisites or benefits to executives

×  No repricing of underwater stock options under our long-term incentive plan

×  No tax gross-ups of perquisites or 280G excise taxes (except as applicable to management employees generally in connection with relocation or expatriate assignments)

Our Compensation Philosophy and Objectives

Each year our Compensation and Human Resources Committee thoroughly reviews our executive compensation program with guidance from its independent compensation consultant, FW Cook. Among the Compensation and Human Resources Committee’s objectives is to establish an executive compensation program that drives above-market results and is designed to attract, retain and motivate high-caliber, execution-oriented executives. We believe the following philosophies have facilitated our ability to compete for talent and have made a key contribution to our long-term success. Our primary executive compensation objectives are to:

Attract and retain talent

Provide a total compensation program that enables the Company to attract, motivate, retain and reward high-performing executives, who have the ability to contribute to our success, and encourage management to place its primary focus on strategic planning and financial and operational priorities to ensure the achievement of our global strategy.

Pay for performance

Support a “pay-for-performance” orientation to provide differentiated rewards for strong financial, operating and individual performance, including the use of cash and equity incentive compensation payments based in part upon our performance to encourage the achievement of short-term and long-term financial and operational objectives.

Market competitive pay	Align the interests of management with those of our other stockholders thereby providing an incentive for, and rewarding, the attainment of objectives that also benefit our stockholders.

2023 Proxy Statement 37

2022 Compensation Actions for our Named Executive Officers

Summary of Actions

Consistent with our executive compensation philosophies and objectives, in establishing 2022 compensation for our named executive officers, the Compensation and Human Resources Committee considered each named executive officer’s prior performance, compensation levels paid to similarly situated officers at the Company, market data and input from the Compensation and Human Resources Committee’s independent compensation consultant, FW Cook. For 2022, the Compensation and Human Resources Committee made the following material decisions with respect to the compensation of our named executive officers:

•	compared our executive officers to our compensation peer group and publicly available global salary surveys for organizations of similar size and revenue;

•

maintained an incentive compensation plan focused on a combination of performance measures that align closely with the measures that are used by management to set business goals and evaluate our financial results (See “Elements of compensation — What we pay and why — Performance-Based Cash Incentive Compensation”); and

•

granted annual equity awards to each of the executive officers after considering our compensation philosophy and the assessment of the executive officer’s expected future contributions, maintaining the weighting of performance stock units at one-half with the remainder of the award being made in a mix of stock options and restricted stock units.

38 2023 Proxy Statement

Program Structure and Outcomes

The following table provides a summary of the compensation program and performance outcomes for our named executive officers in 2022:

Component	Proportion of Total Target Pay	Structure/Metrics/Features	2022 Performance Outcomes

Base Salary	• CEO: 9% • Other NEOs: 20%	• Base salary aligned with others in our peer group and broader market	• Average base salary increase of 3%

Short-Term Incentives	• CEO: 15%	Structure:	• Financial metrics were not achieved • ESG metrics were achieved above target • ICP was not funded; Adjusted EBITDA threshold was not met
	• Other NEOs: 18%	• 100% performance-based cash incentive
Metrics & Weightings:
• 45% Sales Growth
• 35% Adjusted EBITDA
• 10% Net Working Capital as a percentage of sales
• 5% GHG Emissions Reduction
• 5% Gender Representation
Features:

• Rigorous pre-set goals

• ICP funding requires Adjusted EBITDA threshold to be met

• Company achievement capped at 200% of target

Long-Term Incentives	• CEO: 76% • Other NEOs: 62%	Structure: • 50% performance stock units

• For the 2020 performance stock units granted for the period of 2020-2022:

• Cumulative Adjusted EPS metric was achieved above maximum (paid at 200%)

• TSR metric was achieved above target (paid at 115.91%)

• The weighted average payout was 158% of target

• 25% stock options
• 25% restricted stock units
Metrics & Weightings (for performance stock units):
• 50% Cumulative Adjusted EPS Growth
• 50% TSR relative to comparator group
Features:

• 3-year performance period and cliff-vesting for performance stock units

• Rigorous pre-set goals

• 4-year ratable vesting for stock options and restricted stock units

2023 Proxy Statement 39

In order to provide a clearer view of our 2022 compensation program, the charts below demonstrate how our named executive officer compensation is designed to emphasize compensation that is both variable and at-risk and long-term oriented (based on target total direct compensation).

2022 Say-On-Pay Vote and Stockholder Engagement

We received 94% stockholder support on our 2022 Say-on-Pay proposal, along with support from the major stockholder advisory firms. While extremely pleased with these results, our Compensation and Human Resources Committee and members of management believe ongoing dialogue with stockholders regarding executive compensation is valuable.

In 2022, we communicated with many of our largest stockholders to review our compensation philosophy. The feedback on our executive compensation program included the following key themes:

•  Interest in seeing inclusion of ESG goals in compensation plan

•  Ask for additional disclosure on financial materiality of ESG metrics included in compensation

•  Desire to better understand Avantor’s preference for focusing on certain metrics that differ from our peers (e.g. EBITDA)

✓  Included ESG targets as a component of our short-term
incentive plan

✓ Enhanced proxy disclosure to clearly explain how each metric included in our compensation plan is important to our overall business strategy

✓  Enhanced proxy disclosure to further explain the inclusion of key metrics and their alignment with our long-term strategy and goals. We are committed to regularly evaluating which metrics are best suited for our short- and long-term incentive plans

40 2023 Proxy Statement

COMPENSATION PHILOSOPHY & OBJECTIVES — HOW WE MAKE COMPENSATION DECISIONS

Our philosophy is to offer an executive compensation program that enables us to attract, motivate, reward and retain high-performing executives who are capable of creating and sustaining value for our stockholders over the long term. In addition, the executive compensation program is designed to provide a fair and competitive compensation opportunity that appropriately rewards executives for their contributions to our success. We believe that it is important to reinforce a results-oriented management culture focusing on our level of earnings, the achievement of both short-term and long-term goals and objectives, including the acceleration of our global growth strategy, and individual performance objectives. Pay received by executives is intended to be commensurate with organizational performance, individual performance, and labor market conditions. As part of its oversight responsibility, the Compensation and Human Resources Committee considers the impact of our risk profile and seeks to maintain a balanced compensation program that does not incentivize undue or inappropriate risks that are reasonably likely to have a material adverse effect on us.

Role of the Compensation and Human Resources Committee and our Executive Officers

Our Compensation and Human Resources Committee recommended the 2022 compensation of our Chief Executive Officer, which was ultimately approved by our independent members of our Board of Directors, and determined the compensation of each of our other named executive officers. In recommending the compensation of our Chief Executive Officer, the Compensation and Human Resources Committee takes into account its review of the Chief Executive Officer’s performance and any other factors it deems relevant. In setting the compensation of our other executive officers, the Compensation and Human Resources Committee takes into account the Chief Executive Officer’s review of each executive officer’s performance and his recommendations with respect to their compensation. The Compensation and Human Resources Committee’s responsibilities regarding executive compensation are further described in the “Corporate Governance” section of this proxy statement.

Guidance from Independent Compensation Consultant

FW Cook provides executive compensation consulting services to the Compensation and Human Resources Committee. In 2022, FW Cook provided services related to the review of the 2022 compensation program, including a review of peer group and other global salary survey compensation data; the setting of performance goals in our performance-based cash incentive plans; the setting of equity award levels under our long-term incentive plan; assistance with this CD&A; and a review of trends in executive compensation. FW Cook is retained by and reports to the Compensation and Human Resources Committee and, at the request of the Compensation and Human Resources Committee, participates in committee meetings. FW Cook did not provide any additional services, beyond what has already been stated above, to the Company in 2022. The Compensation and Human Resources Committee reviewed the independence of FW Cook under NYSE and SEC rules and concluded that the work of FW Cook has not raised any conflict of interest.

Benchmarking

Market practices are one of our considerations when determining our executive compensation levels and program design. While we review external market practices for all compensation elements by individual to ensure that we provide programs designed to attract, motivate, retain and reward talented executives, we compare the overall named executive officer group at the market median for each compensation element.

Each year our Compensation and Human Resources Committee, with assistance from FW Cook, reviews and evaluates the market landscape and composition of our peer group for appropriateness. The Compensation and Human Resources Committee primarily identifies companies that have business models similar to ours with a market capitalization and revenues of generally between 0.33x and 3.0x ours, and that represent an appropriate cross section of the industries and geographies in which we are engaged or serve (i.e., they include companies in the biopharma, healthcare, and life sciences industries). After this evaluation in 2022, it was determined that there were no necessary changes to our peer group consisting of the following companies:

Agilent Technologies, Inc.	Hologic, Inc.
Baxter International, Inc.	Illumina, Inc.
Bio-Rad Laboratories, Inc.	IQVIA Holdings Inc.
Boston Scientific Corporation	Mettler-Toledo International Inc
Catalent, Inc.	PerkinElmer Inc.
DENTSPLY Sirona Inc.	Waters Corporation
Edwards Lifesciences Corporation	Zimmer Biomet Holdings, Inc.

2023 Proxy Statement 41

At the time of the Compensation and Human Resources Committee’s compensation review, relative to its peer group of companies Avantor was at the 74th percentile for revenue, 43rd percentile for EBITDA and 29th percentile for market capitalization.

Accounting and Tax Considerations

We consider the effect of tax, accounting and other regulatory requirements in designing and implementing compensation programs so that our programs meet regulatory requirements and efficiently deliver compensation. While these factors may impact plan designs, ultimately, decisions reflect the pay strategy of the Company and the program intent.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows tax deductions to publicly-held companies for individual compensation over $1 million paid to certain executive officers in a taxable year. In addition to expanding the number executive officers now subject to the rules, tax legislation enacted at the end of 2017 changed this limit by removing an exception for earnings considered “performance-based compensation” within the meaning of the Code.

Because we are a corporation that became publicly traded before December 31, 2019, these rules did not apply in 2022. We are subject to an exemption that applies to compensation paid (or compensation in respect of equity awards such as stock options or restricted stock granted) during a specified transition period after having become publicly traded. This transition period applies until the first annual stockholders meeting that occurs after the end of the third calendar year following the calendar year in which the offering occurs. The transition period ends May 2023, and we will become subject to these rules for the 2023 tax year. Since federal income tax deduction are denied to public companies for annual compensation over $1 million (per individual) paid to their chief executive officer, chief financial officer and the next three most highly compensated executive officers, most of the compensation payable to our named executive officers in excess of  $1 million per person in a year will not be fully deductible prospectively.

At such time as we are subject to the deduction limitations of Section 162(m), as a result of the elimination of the performance-based compensation exemption, as described above, we would not expect that the Compensation and Human Resources Committee will take the deductibility limitations of Section 162(m) into account in its compensation decisions.

ELEMENTS OF COMPENSATION — WHAT WE PAY AND WHY

As noted above, each year the Compensation and Human Resources Committee undertakes a comprehensive review of our executive compensation. The principal components of our executive compensation program are base salary, an annual cash incentive and long-term equity incentives. We also provide market competitive employee benefits and a limited number of perquisites.

Base Salary

We believe it is important to provide a competitive fixed level of pay to attract and retain experienced and successful executives. In determining the amount of base salary that each NEO receives, we look to the executive’s current compensation, tenure, performance, any change in the executive’s position or responsibilities and the complexity and scope of the executive’s position as compared to those of other executives within the company and in similar positions at companies in our peer group. The Compensation and Human Resources Committee reviews base salaries periodically and may adjust them from time to time pursuant to such review. In February 2022, the Compensation and Human Resources Committee reviewed and set the base salaries as set forth in the table below.

Name	Base Salary (12/31/2021) ($)	Base Salary (12/31/2022) ($)	Year over Year Change (%)

Michael Stubblefield	$1,085,000	$1,140,000	5.1%

Thomas Szlosek	$600,000	$600,000	0.0%

Frederic Vanderhaegen	$579,674	$581,797	0.4%

Gerard Brophy	$513,462	$575,000	12.0%

Sheri Lewis	$469,519	$475,000	1.2%

42 2023 Proxy Statement

Performance-Based Cash Incentive Compensation

Our annual cash incentive program (the “ICP”) is designed to motivate executive officers to focus on strategic business results and initiatives and reward them for their results and achievements. ICP provides for a bonus opportunity based on achievement of company-wide financial targets (discussed below) and, except for Mr. Stubblefield, individual performance.

For 2022, our Board of Directors and Compensation and Human Resources Committee established the following ICP framework which directly aligns with the Company’s priorities to drive growth, improve operational excellence, and achieve the incremental targets in our 2025 ESG goals.

Financial Performance

Metric	Weighting	Description
Revenue	45%	Revenue is the key metric used to assess performance of our business over the short term and is a common measure to compare our results across companies in the industry.

Constant Currency Adjusted EBITDA	35%	Constant Currency Adjusted EBITDA is the key metric used to measure growth and the profitability of our business.

Corporate and Strategic Initiatives

Metric	Weighting	Description
Net Working Capital as % of Sales	10%

Net Working Capital is a key metric of our liquidity and financial health. It measures our profitability and reflects operational efficiencies and how much we can invest in revenue-generating activities.

Greenhouse Gas Emissions	5%

Reduction in Greenhouse Gas Emissions (GHG) is a key metric indicating our efforts to address climate change by reducing current emissions and offset those generated from expansion and organizational growth.

Gender Representation	5%	As part of our ESG goals, this metric measures our commitment to a more diverse employee population by measuring female representation at the director level and above.

In order to fund any portion of the ICP, the Company must first meet the threshold constant currency Adjusted EBITDA target. If this threshold is not met, the plan is not funded, and no payouts are made. Upon achievement of the minimum constant currency Adjusted EBITDA, payouts start at 50% funding level for threshold performance and graduate on a straight-line basis to the applicable target for a 100% payout based on actual performance for the relevant metric (Adjusted EBITDA, revenue and net working capital as a percentage of sales). Each component then graduates on a straight-line basis to the applicable stretch target for a 200% payout. The maximum funding of the bonus pool is limited to 200%.

The following table illustrates the target bonus calculation formula for 2022, except that Mr. Stubblefield’s bonus calculation formula does not provide for a personal performance modifier and his maximum bonus percentage is fixed at 200% of target:

		Cash bonus target	x	Performance factors			=	Cash bonus

Base Salary	x	Target bonus opportunity (expressed as a percentage of base salary)		Company performance (expressed as a percentage of target bonus)	x	Personal performance modifier (expressed as a percentage of target bonus)	=	Annual cash bonus award

		75% to 165% target bonus based on role		0%-200%		0%-150%

2023 Proxy Statement 43

For participating executives other than Mr. Stubblefield, the personal performance modifier is based on the achievement of a combination of personal goals, such as driving company strategy and results, excellence and innovation, customer focus, accountability and judgement. These goals are not weighted for purposes of evaluating personal performance.

The allocation to any individual participant is capped at a maximum of 300% of individual bonus target and overall allocation of the ICP pool may not exceed the lower of company scorecard achievement or 200%. Personal performance modifiers that would result in a payout in excess of 200% of target would only occur in the case of exceptional performance.

Bonus opportunities under the ICP are reviewed annually by the Compensation and Human Resources Committee. Actual bonus payments under the ICP for a given year, if any, are determined based on predetermined performance measures approved by the Compensation and Human Resources Committee. The Compensation and Human Resources Committee has discretion to modify all or any portion of any award as it deems necessary or appropriate.

The table below provides threshold, target and stretch financial targets under the 2022 ICP, as well as actual results. As the minimum constant currency Adjusted EBITDA was not met, no payouts were earned under the 2022 ICP. The Compensation and Human Resources Committee approved the Company funding percentage under the 2022 ICP of 0%.

(dollars in millions)	Weighting	Threshold	Target	Stretch	Actual	Achievement as a percent of target	Weighted payout percentage

Revenue	45%	$7,902.5	$8,158.4	$8,414.3	$7,694.4	0%	0%

Constant Currency Adjusted EBITDA(1)	35%	$1,678.2	$1,766.5	$1,854.9	$1,605.3	0%	0%

Net working capital as a percentage of sales(2)	10%	16.36%	16.11%	15.86%	17.37%	0%	0%

Director + Global Female Representation(3)	5%	36%	37%	38%	37.16%	100%	5%

Greenhouse Gas Emissions(4)	5%	1%	2%	3%	3.97%	200%	10%

			Company funding percentage				0%

(1)

Adjusted EBITDA and reconciliation to the most directly comparable measure under GAAP, see “Appendix A—Non-GAAP Financial Measurements.” Adjusted EBITDA is used by our senior management to establish financial earnings targets in its annual operating plan.

(2)

Net working capital is defined as total accounts receivable plus inventory less accounts payable and is measured as the average of the most recent 5 quarter end net working capital divided by the trailing 12 months of sales. Constant currency measures are calculated using fixed foreign currency exchange rates. These rates are generally established at the beginning of the year in connection with the development of the operating plan for the year, to ensure that management is focused on long-term growth and not on short-term changes in foreign currency exchange rates.

(3)	The target goal for director and above global female representation is aligned with the Company’s multi-year goal of having representative parity at 45% by 2025.

(4)	The target greenhouse gas emissions goal represents the reduction in 2022 needed to achieve the Company’s 2025 reduction goal of 15%.

44 2023 Proxy Statement

On the basis of the factors described above, annual bonus awards for each of the named executive officers on account of 2022 performance are set forth in the table below.

Name	Base Salary (12/31/2022) ($)	Target (%)	Target Annual Incentive ($)	Company Performance Factor (%)	2022 ICP Bonus ($)

Michael Stubblefield	$1,140,000	165%	$1,881,000	0%	—

Thomas Szlosek	$600,000	150%	$900,000	0%	—

Frederic Vanderhaegen	$581,797	80%	$465,437	0%	—

Gerard Brophy	$575,000	80%	$460,000	0%	—

Sheri Lewis	$475,000	75%	$356,250	0%	—

Additional details regarding the dollar value of threshold, target and stretch bonus payout opportunities for 2022 are provided under “Executive compensation tables — Grants of plan-based awards.”

Long-Term Incentive Programs

Our Compensation and Human Resources Committee believes that equity awards are a key component of our executive compensation program because they help us attract, motivate and retain executive talent.

For 2022, the allocation of the annual equity award for our executive officers was 50% in performance stock units, 25% in stock options and 25% in restricted stock units. This mix provides an incentive to achieve favorable long-term results at a reasonable cost to the Company. Stock options and restricted stock units vest over a four-year period with 25% vesting on each anniversary of the date of grant, subject to the named executive officer’s continued employment through the applicable vesting date.

The performance stock units are based on a performance period covering three fiscal years. Performance stock units are subject to the attainment of performance goals approved by the Compensation and Human Resources Committee. Vesting (or payout of shares) is based on cumulative performance at the end of a three-year performance cycle. One-half of the performance stock units will be measured against Avantor’s TSR relative to its comparator group, which is comprised of the S&P 500 Health Care Index, inclusive of compensation peers. The other half of the performance stock units will be measured on three-year cumulative adjusted EPS growth.

An executive officer has the opportunity to earn a payout of between 0% and 200% of his or her target award. If threshold performance for a particular metric is not attained, the executive officer forfeits the right to receive any payout based on that metric. Threshold performance for the adjusted EPS metric will result in a share payout equal to 50% of the target award and threshold performance for the TSR metric will result in a share payout equal to 50% of the target award. Target performance for each metric will result in a share payout equal to 100% of the target award. Attaining the maximum goal for each metric will result in a share payout equal to 200% of the target award.

2023 Proxy Statement 45

The Compensation and Human Resources Committee believes that the TSR relative to Avantor’s comparator group and cumulative adjusted EPS goals for the performance stock units covering the three-year performance period (beginning on January 1, 2022 and ending December 31, 2024) are challenging and difficult to achieve, but attainable with significant skill and effort on the part of our executive leadership team. The cumulative adjusted EPS component of the performance stock unit awards is confidential and consistent with our long-range plan. The TSR component has a threshold payout at 50% if we are at the 25th percentile of the comparator group, a target payout of 100% if we are at the 50th percentile of the comparator group and a maximum payout of 200% at or above the 90th percentile of the comparator group.

In 2022, we awarded our named executive officers 253,096 target performance stock units, options to purchase 366,044 shares of our common stock and 126,548 restricted stock units. These awards represented approximately 29.93% of the total equity incentives granted to management and other employees in 2022. We believe that it was appropriate to award this percentage to our named executive officers because they are in the best position to drive our future results and implement our long-term business strategy.

Additional details regarding the equity awards described above, including grant dates and exercise prices, are provided under “Executive compensation tables — Outstanding equity awards at December 31, 2022.”

2020 Performance Stock Unit Payouts

In February 2020, each of our named executive officers received performance shares for the three-year performance period spanning fiscal 2020 through fiscal 2022. In January 2023, the Compensation and Human Resource Committee approved the performance results and related payouts of these performance stock units based on achievement of 3-year cumulative adjusted EPS and 3-year relative total stockholder return (“TSR”) versus a defined group of peers.

Metric	Weighting	Threshold	Target	Maximum	Actual	Achievement as a percent of target

3-yr Cumulative Adjusted EPS(1)	50%	$2.68	$2.98	$3.28	$3.70	200%

3-yr Relative Total Stockholder Return(2)	50%	25th%ile	50th%ile	90th%ile	56.36th%ile	115.91%

			Company funding percentage			158%

(1)

Cumulative Adjusted EPS is the result of dividing (x) the sum of the Adjusted Net Income for each fiscal year during the Performance Period and (y) the share count. For purposes of the 2020 performance stock units, the share count was fixed at 642,700,000.

(2)

TSR percentile performance determined by company ranking and each peer group member according to its respective TSR for the performance period, from minimum to maximum, with the lowest TSR turn being assigned a rank of one. The Company’s percentile rank is calculated by dividing the Company’s rank by the total number of comparator group members (including the Company). TSR is the result of dividing (x) the entity’s ending price minus the beginning price, by (y) the beginning price.

Based on our performance, and the respective weighting of each performance metric, the number of shares earned for the fiscal 2020 through fiscal 2022 performance period was calculated as follows:

Fiscal 2020-2022 performance shares earned:

Name	Target amount of performance shares granted	Shares earned based on performance outcome

Michael Stubblefield	141,484	223,481

Thomas Szlosek	33,956	53,635

Frederic Vanderhaegen	28,298	44,698

Gerard Brophy	24,524	38,736

46 2023 Proxy Statement

Other Components of 2022 Executive Compensation Program

Retirement and Other Benefits

U.S. Pension plan. We sponsor a defined benefit pension plan that was frozen on May 31, 2005 (the “U.S. Pension Plan”). In 2016, we made a decision to re-open the U.S. Pension Plan solely for purposes of providing a cash balance benefit to U.S. employees (except employees covered by collective bargaining agreements). For 2022, an amount equal to 2% of each eligible employee’s compensation was allocated by the Company to the U.S. Pension Plan on a quarterly basis. All contributions to the U.S. Pension Plan are fully-vested upon contribution. Messrs. Stubblefield, Szlosek and Brophy are eligible to participate in and receive benefits under the U.S. Pension Plan, which was subsequently closed to new entrants on January 1, 2019. Additional details regarding this pension plan are provided under “Executive Compensation Tables-Pension Benefits.”

Swiss Savings Plan. Our Swiss subsidiary, VWR International GmbH, sponsors the Swiss savings plan, which is a cash balance benefit plan the (“Swiss Savings Plan”). Each year, contributions to the plan are made by each of the individual participants in the plan and the employer, with the employer portion of the contribution being at least equal to the total contributions made by the participant, up to a maximum contribution of 13% of the participant’s base salary, based on a statutory age-based schedule. Amounts in the plan bear interest depending on the annual performance of the Swiss savings plan, including certain minimum amounts as set by Swiss law. Retirement benefits may be paid in the form of a lump-sum payment or a retirement pension when the employee reaches the normal retirement age under the plan of 65, based on a statutory conversion factor. Mr. Vanderhaegen was eligible to participate in the Swiss Savings Plan in 2022.

Savings plan. We sponsor the Avantor, Inc. Retirement Savings 401(k) Plan (the “Savings Plan”), which is a tax-qualified retirement savings plan available to all U.S.-based employees, including our U.S.-based named executive officers. Our employees are able to contribute, on a before-tax basis, up to 99% of their earnings to the Savings Plan, up to the limit prescribed by the Internal Revenue Service. We match 100% of the first 4% of contributions to the Savings Plan, subject to earnings limitations under applicable federal income tax rules. Company contributions to the Savings Plan are fully-vested upon contribution. Messrs. Stubblefield, Szlosek and Brophy and Ms. Lewis are eligible to participate in the Savings Plan. Our contributions to named executive officers’ respective Savings Plan accounts is reflected in the column “All Other Compensation” of the Summary Compensation Table.

Supplemental savings retirement plan. Mr. Stubblefield was eligible to participate in the Avantor Supplemental Savings Retirement Plan (the “SSRP”). The SSRP is a nonqualified deferred compensation plan that became effective on November 14, 2013 and was closed to additional contributions in September 2014. Under the SSRP, eligible participants were entitled to defer up to 50% of their base salaries and up to 100% of their annual cash bonus awards. In addition, the SSRP allowed us to credit certain matching amounts to the notional account of each eligible participant for each year. These matching amounts were provided to restore matching amounts to which the participant would otherwise be entitled under the applicable Savings Plan, but which are limited due to earnings limitations under federal income tax rules. Additional details regarding this plan are provided under “Executive Compensation Tables-Supplemental Savings Retirement Plan.”

Perquisites and Other Personal Benefits

Our Compensation and Human Resources Committee periodically reviews the levels of perquisites and other personal benefits provided to our named executive officers. The perquisites and other benefits provided to our named executive officers in 2022 included a company car, internet and children allowances for Mr. Vanderhaegen equal to $13,124 (pursuant to the terms of Mr. Vanderhaegen’ s employment agreement).

Our named executive officers are offered health coverage and disability insurance under the same programs as all other associates.

Severance Arrangements

Our employment arrangements with each of our named executive officers provide for payments and other benefits in connection with certain qualifying terminations of employment. Our Compensation and Human Resources Committee believes that these severance benefits: (1) help secure the continued employment and dedication of our

2023 Proxy Statement 47

named executive officers; (2) enhance our value to a potential acquirer because our named executive officers have noncompetition, non-solicitation and confidentiality provisions that apply after any termination of employment, including after a change in control; and (3) are important as a recruitment and retention device, as many of the companies with which we compete for executive talent have similar agreements in place for their senior management.

Additional information regarding the severance arrangements with each of our named executive officers, including a quantification of benefits that would have been received by each named executive officer who are currently employed by the Company had his or her employment terminated on December 30, 2022, the last business day of 2022, is provided below under “Termination and Change in Control Arrangements.”

Stock Ownership Guidelines

We maintain stock ownership guidelines that are intended to align the economic interests of our executive officers with those of our stockholders. For purposes of the guidelines, the value of an executive’s stock ownership includes all shares of the Company’s common stock owned by the executive outright; shares owned jointly with or separately by the individual’s spouse and/or children; shares held in trusts, brokerage accounts, deferred accounts, employee benefit or savings plans or any other personal account for which beneficial ownership would be attributed; unvested restricted stock and restricted stock units. These guidelines set the following target levels:

Ti tle	Stock Ownership Multiple

Chief Executive Officer	6 times base salary

Chief Financial Officer and Segment Leaders	3 times base salary

Other Executive Officers	2 times base salary

Each of our executive officers must attain the minimum stock ownership level within 5 years from the later of the adoption of the guidelines or the commencement date of employment and, until the minimum stock ownership is met, an executive officer is generally prohibited from selling shares of Company stock if they would not meet the applicable stock ownership guideline after the sale, with the exception of sales to pay the exercise price of stock options, or to cover taxes at the time of vesting. As of December 31, 2022, each of our named executive officers have met their ownership requirements.

Clawback Policy

The Compensation and Human Resources Committee has approved robust incentive compensation recoupment, (“clawback” policy) that applies to all cash and equity awards made to any Avantor associates, including our executive officers and CEO. This policy provides for forfeiture or recoupment of certain cash and equity incentive compensation in the event of a restatement of our financial statements or other detrimental conduct. Specifically, forfeiture or recoupment is authorized if:

•

A covered participant engages in misconduct that results in a restatement of our financial statements, due to a material error, during the covered participant’s employment or within three years thereafter; or

•

A covered participant engages in any other detrimental activity, including (i) unauthorized disclosure of any confidential or proprietary information; (ii) any activity that would be grounds to terminate the participant’s employment or service for cause; (iii) a breach by the participant of any restrictive covenant by which such participant is bound, including, without limitation, any covenant not to compete or not to solicit, or (iv) fraud or conduct contributing to any financial irregularities, as determined by the Committee in its sole discretion.

This policy gives the Compensation and Human Resources Committee discretion to determine the method of recovering compensation and the amount to be recovered.

Hedging, Short Sales and Pledging Policies

Our Insider Trading Policy, which applies to all directors, officers and employees, prohibits pledging any Avantor shares and includes our policies on hedging, short sales and pledging of our securities. The policy prohibits hedging or monetization transactions involving Company securities, such as prepaid variable forwards and collars. It also prohibits short sales of our securities. In addition, it prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan.

48 2023 Proxy Statement

2019 Employee Stock Purchase Plan

We sponsor the Avantor, Inc. 2019 Employee Stock Purchase Plan (the “Avantor ESPP”). The Avantor ESPP is designed to encourage employees to become stockholders and to increase their ownership of our common stock. We amended the ESPP as of November 1, 2019 to provide that the maximum number of shares of common stock which may be issued pursuant to the Avantor ESPP may not exceed 2,000,000 shares. Shares of our common stock issued under the Avantor ESPP will be issued at the lower of the share price on the first or last day of the offering period plus a discount to market of 15%. Each offering period is equal to six months and the maximum number of shares that may be purchased in any offering period may not exceed 100,000 individually, or in total. The Avantor ESPP is also intended to comply with the requirements of Section 423 of the Code and to assure the participants of the tax advantages provided thereby.

2023 Proxy Statement 49

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

Our Compensation and Human Resources Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and discussion, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and by reference in Avantor’s Annual Report on Form 10-K for the year ended December 31, 2022.

Respectfully submitted by the Compensation and Human Resources Committee of the Board of Directors.

Michael Severino, Chair

Lan Kang

Christi Shaw

Gregory Summe

The foregoing Report of the Compensation and Human Resources Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the report by reference therein.

50 2023 Proxy Statement

Executive Compensation Tables

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the years indicated.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)	Stock Awards ($)[2]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5,6]	Total ($)

Michael Stubblefield	2022	1,127,308	—	7,371,470	2,313,486	—	—	19,502	10,831,766
Director, President and	2021	1,085,000	—	6,633,149	2,000,000	3,523,212	5,342	14,210	13,260,913
Chief Executive Officer	2020	1,085,000	—	4,813,959	2,499,998	2,372,081	6,272	479,752	11,257,062

Thomas Szlosek	2022	600,000	—	1,753,183	550,255	—	3,784	16,586	2,923,808
Executive Vice President	2021	600,000	—	1,492,479	449,998	1,771,200	5,592	16,674	4,335,943
and Chief Financial Officer	2020	600,000	—	2,405,359	1,849,997	1,371,275	5,747	11,400	6,243,778

Frederic Vanderhaegen	2022	577,652	—	1,593,803	500,229	—	—	88,467	2,760,151
Executive Vice President	2021	579,674	—	1,492,479	449,998	962,718	—	80,238	3,565,108
Europe	2020	495,457	—	1,962,814	1,500,000	615,451	—	64,289	4,638,011

Gerard Brophy	2022	563,462	—	1,593,803	500,229	—	3,120	16,006	2,676,620
Executive Vice President	2021	513,462	—	1,492,479	449,998	862,406	5,557	15,018	3,338,920
Biopharma Production	2020	474,693	—	1,834,438	1,433,330	519,234	5,901	11,400	4,278,996

Sheri Lewis	2022	475,000	—	1,036,025	325,101	—	—	15,618	1,851,744
Executive Vice President,	2021	469,519	250,000	1,243,687	375,000	560,880	—	14,887	2,913,973
Global Operations & Supply Chain

(1)

Amounts reflect the named executive officer’s base salary earned for 2022, 2021 and 2020, as applicable. For Mr. Vanderhaegen, who is based in Switzerland, the amount reflects his salary earned in 2022, and has been converted from Swiss Francs to U.S. dollars using the average of the monthly average exchange rates for 2022 (1.04809).

(2)

The amounts reflected in these columns represent the aggregate grant date fair value of awards granted to the named executive officer by us in the applicable year computed in accordance with Topic 718, disregarding the effect of estimated forfeitures. The assumptions made in the valuation of our equity awards are found in Note 18 to our audited financial statements included in our annual report on Form 10-K for fiscal 2022. For awards that are subject to performance conditions and are included in the table above as stock awards, we report the grant date fair value based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under Topic 718, disregarding the effect of estimated forfeitures. The grant date fair value of the PSUs, assuming the maximum level of achievement are: Mr. Stubblefield—$10,117,950, Mr. Szlosek—$2,406,388, Mr. Vanderhaegen—$2,187,626, Mr. Brophy—$2,187,626, and Ms. Lewis—$1,422,029. The amounts reflected in this column do not represent the actual amounts paid to or realized by the NEOs for these awards.

(3)

Amounts reflect performance-based cash incentive awards under the ICP or predecessor plans for each of 2022, 2021 and 2020, as applicable. For more information on the terms of the cash incentive plan, see “Elements of Compensation — What We Pay and Why — Performance-Based Cash Incentive Compensation.” The ICP award for Mr. Vanderhaegen has been converted from Swiss Francs to U.S. dollars based on the exchange rate as of the close of business on December 31 of the applicable year.

(4)

For Messrs. Stubblefield, Szlosek and Brophy, the amount reflects the year-over-year change in actuarial present value of the accumulated benefit under the U.S. Pension Plan during the year indicated. The actuarial present value of the pension value for Mr. Stubblefield increased from December 31, 2021 to December 31, 2022 by $463. This amount was offset by a loss of $486 in the aggregate value of Mr. Stubblefield’s supplemental savings retirement plan benefit during the same period. Pursuant to SEC rules, the amount of this decrease is not reflected in the sum shown. See “Elements of compensation — What we pay and why — Other components — retirement and other benefits” for more information.

2023 Proxy Statement 51

(5)	All other compensation for 2022 includes:

	Company savings plan match (a)($)	Company contribution to pension (b)($)	Miscellaneous (c)($)	Total ($)

Michael Stubblefield	12,200	—	7,302	19,502

Thomas Szlosek	12,200	—	4,386	16,586

Frederic Vanderhaegen	—	75,343	13,124	88,467

Gerard Brophy	12,200	—	3,806	16,006

Sheri Lewis	12,200	—	3,418	15,618

(a)	Amounts represent our contributions to the Savings Plan on behalf of such executive.

(b)

Amounts represent our contribution to the Swiss Pension Plan on behalf of Mr. Vanderhaegen and have been converted from Swiss Francs to U.S. dollars using the average of the monthly average exchange rates for 2022 (1.04809).

(c)

For Messrs. Stubblefield, Szlosek and Brophy and Ms. Lewis, amounts represent the cost of providing an annual physical examination. For Mr. Vanderhaegen, amounts represent miscellaneous personal benefits, none of which individually exceeds $25,000 in value, including, access to a company car and children and internet allowances and have been converted from Swiss Francs to U.S. dollars using the average of the monthly average exchange rates for 2022 (1.04809).

(6)

Amounts shown in this column also include the aggregate amount of cash payments paid or credited to Mr. Stubblefield in 2020 to prevent the dilution of his outstanding equity awards under the Avantor Funding, Inc. Equity Incentive Plan (the “Legacy Avantor Equity Plan”) in connection with our June 2016 refinancing, our September 2016 refinancing and the related June CPEC repurchase and October 2016 dividend to our stockholders. Such payments were not factored into the grant date fair value of the awards. The following table indicates such cash payments paid in the fiscal year indicated:

	Fiscal 2020 payments	Fiscal 2021 payments	Fiscal 2022 payments

Michael Stubblefield	$468,352	—	—

52 2023 Proxy Statement

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards issued to our named executive officers in 2022.

Name	Award Type	Grant Date	Estimated future payments under Non-equity incentive plan awards(1)			Estimated future payments under equity incentive plan awards(2)			All other Stock awards: number of shares of Stock or units (#)(3)	All other option awards: number of securities under- lying options (#)	Exercise or base price of option awards ($)	Grant date fair value of stock and option awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Michael Stubblefield	ICP		1,140,000	1,881,000	3,762,000	—	—	—	—	—	—	—
	PSUs	2/23/2022	—	—	—	69,885	139,770	279,540	—	—	—	$5,058,975
	NQ	2/23/2022	—	—	—	—	—	—	—	202,143	33.09	$2,313,486
	RSUs	2/23/2022	—	—	—	—	—	—	69,885	—	—	$2,312,495

Thomas Szlosek	ICP		—	900,000	2,700,000	—	—	—	—	—	—	—
	PSUs	2/23/2022	—	—	—	16,621	33,242	66,484	—	—	—	$1,203,194
	NQ	2/23/2022	—	—	—	—	—	—	—	48,079	33.09	$550,255
	RSUs	2/23/2022	—	—	—	—	—	—	16,621	—	—	$549,989

Frederic Vanderhaegen(5)	ICP		—	465,438	1,396,313	—	—	—	—	—	—	—
	PSUs	2/23/2022	—	—	—	15,110	30,220	60,440	—	—	—	$1,093,813
	NQ	2/23/2022	—	—	—	—	—	—	—	43,708	33.09	$500,229
	RSUs	2/23/2022	—	—	—	—	—	—	15,110	—	—	$499,990

Gerard Brophy	ICP		—	460,000	1,380,313	—	—	—	—	—	—	—
	PSUs	2/23/2022	—	—	—	15,110	30,220	60,440	—	—	—	$1,093,813
	NQ	2/23/2022	—	—	—	—	—	—	—	43,708	33.09	$500,229
	RSUs	2/23/2022	—	—	—	—	—	—	15,110	—	—	$499,990

Sheri Lewis	ICP		—	356,250	1,068,750	—	—	—	—	—	—	—
	PSUs	2/23/2022	—	—	—	9,822	19,644	39,288	—	—	—	$711,015
	NQ	2/23/2022	—	—	—	—	—	—	—	28,406	33.09	$325,101
	RSUs	2/23/2022	—	—	—	—	—	—	9,822	—	—	$325,010

(1)

These columns reflect the potential payments under the ICP for 2022 performance including maximum achievement of the corporate targets and personal performance objectives, to the extent applicable. Further details regarding the 2022 ICP, including the corporate target and personal performance modifier are provided above under “Performance-based cash incentive compensation.”

(2)	These share amounts represent the possible performance stock unit award payouts at various levels of attainment for the performance period beginning January 1, 2022 and ending December 31, 2024.

(3)	Represents RSUs.

(4)

Amounts reflect the aggregate grant date fair value of non-qualified stock options, restricted stock units and performance stock units granted to our named executive officers in 2022 in accordance with Topic 718. For the assumptions used in determining the grant date fair value under Topic 718, please see footnote 2 to the Summary Compensation Table. These amounts do not correspond to the actual value that will be received by the named executive officer.

(5)

The target and maximum amounts for Mr. Vanderhaegen are calculated based on the conversion of his 2022 base salary to U.S. dollars using the exchange rates described in footnote (1) to the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2022

Employment arrangements

We have entered into written agreements with each of our named executive officers governing the terms of their respective employment with us.

Mr. Stubblefield’s employment agreement

We entered into an amended and restated employment agreement with Mr. Stubblefield, effective as of April 10, 2019 (the “Stubblefield Agreement”), pursuant to which Mr. Stubblefield serves as our Chief Executive Officer. The Stubblefield Agreement continues until terminated by either party providing at least 90 days’ written notice (other than in the event of a termination of Mr. Stubblefield by the Company for “cause” (as defined in the Stubblefield Agreement)).

The Stubblefield Agreement provides for a base salary subject to review and adjustment no less frequently than annually by our Board, as well as the opportunity to earn an annual bonus in a threshold amount of 100% of base salary, a target amount equal to 165% of base salary and a maximum amount equal to 330% of base salary in

2023 Proxy Statement 53

accordance with the terms of his employment agreement and the financial metrics under the Company’s annual bonus plan. See “Elements of compensation — What we pay and why — Annual cash incentive compensation.”

In addition, the Stubblefield Agreement provides Mr. Stubblefield with standard benefits normally provided to other senior executives, including payment for or reimbursement of commercially reasonable out-of-pocket business expenses; four weeks of paid vacation; and certain payments and benefits in the event that Mr. Stubblefield’s employment is terminated under specified circumstances, subject to compliance with certain restrictive covenants, as described under “Termination and change in control arrangements.”

Employment agreements with Messrs. Szlosek, Vanderhaegen and Brophy and Ms. Lewis

We entered into employment agreements with Ms. Lewis, effective as of December 31, 2020, with Mr. Brophy, effective July 30, 2018, (which was amended and restated on April 2, 2019), with Mr. Vanderhaegen, effective October 8, 2018 (which was amended on April 10, 2019), and with Mr. Szlosek, effective as of December 3, 2018 (each an “EVP Employment Agreement” and collectively, the “EVP Employment Agreements”) pursuant to which each serves or served, as applicable, in the positions and with a base salary as described above. Mr. Szlosek’s EVP Employment Agreement provides for the opportunity to earn an annual bonus with a target amount equal to 150% of base salary. Messrs. Brophy and Vanderhaegen’s EVP Employment Agreements provide for the opportunity to earn an annual bonus with a target amount equal to 80% of base salary and Ms. Lewis’s EVP Employment Agreement provides for the opportunity to earn an annual bonus with a target amount equal to 75% of base salary. Each EVP Employment Agreement provides the applicable named executive officer with the opportunity to earn an annual bonus in accordance with the terms of the 2022 ICP. See “Elements of compensation — What we pay and why — Annual cash incentive compensation.”

Ms. Lewis’s EVP Employment Agreement provided for a one-time conditional signing bonus of $250,000, which we paid to her on March 5, 2021. Ms. Lewis would have been required to repay the full amount of the signing bonus to us on the last day of her employment if she had terminated her employment with us voluntarily for any reason during the 12 months following her start date.

Pursuant to their respective EVP Employment Agreements, each applicable named executive officer is also provided with all standard benefits that we normally provide to other similarly-situated executives. Each named executive officer is provided with four weeks (or 25 days in the case of Mr. Vanderhaegen) of, paid vacation per year. Each EVP Employment Agreement also provides for certain payments and benefits in the event that the applicable named executive officer’s employment is terminated under specified circumstances. See the additional information provided under “Termination and change in control arrangements.”

54 2023 Proxy Statement

Outstanding Equity Awards at December 31, 2022

The following table provides information as of December 31, 2022, regarding the outstanding equity awards of our named executive officers under the 2019 Equity Incentive Plan, the Vail Holdco Corp Equity Incentive Plan (the “Vail Plan”) and Legacy Avantor Equity Plan. See “Long term incentive program” for more information.

		Option awards				Stock awards

Name	Grant Date	Number of securities underlying unexercised options (#) exercisable (1)(2)	Number of securities underlying unexercised options (#) unexercisable (2)(3)	Option exercise price ($)	Option Date Expiration	Number of shares or units of stock that have not vested (#)(4)	Market value of shares or units of stock that have not vested ($)(5)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(6)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#)(5)

Michael Stubblefield	9/30/2016	750,000	—	13.11	9/30/2026	—	—	—	—
	12/13/2017	3,380,200	—	23.21	12/13/2027	—	—	—	—
	5/17/2019	—	—	—	—	250,000	5,272,500	—	—
	2/20/2020	228,102	228,102	17.67	2/20/2030	70,741	1,491,928	282,968	5,967,795
	2/25/2021	58,548	175,644	27.64	2/25/2031	54,270	1,144,554	289,436	6,104,205
	2/23/2022	—	202,143	33.09	2/23/2032	69,885	1,473,875	279,540	5,895,499
Thomas Szlosek	12/3/2018	1,352,080	—	23.21	12/3/2028	—	—	—	—
	5/17/2019	—	—	—	—	46,429	979,188	—	—
	1/2/2020	148,544	74,272	18.45	1/2/2030	22,584	476,290	—	—
	2/20/2020	54,745	54,744	17.67	2/20/2030	16,978	358,066	67,912	1,432,264

	2/25/2021	13,173	39,520	27.64	2/25/2031	12,211	257,530	65,124	1,373,465
	2/23/2022	—	48,079	33.09	2/23/2032	16,621	350,537	66,484	1,402,148
Frederic Vanderhaegen	10/8/2018	460,830	—	23.21	10/8/2028	—	—	—	—
	5/17/2019	—	—	—	—	39,286	828,542	—	—
	1/2/2020	118,835	59,418	18.45	1/2/2030	18,067	381,033	—	—

	2/20/2020	45,621	45,620	17.67	2/20/2030	14,148	298,381	56,596	1,193,610
	2/25/2021	13,173	39,520	27.64	2/25/2031	12,211	257,530	65,124	1,373,465
	2/23/2022	—	43,708	33.09	2/23/2032	15,110	318,670	60,440	1,274,680
Gerard Brophy	7/30/2018	81,125	—	23.21	7/30/2028	—	—	—	—
	5/17/2019	—	—	—	—	39,286	828,542	—	—

	1/2/2020	—	59,418	18.45	1/2/2030	18,067	381,033	—	—
	2/20/2020	19,769	39,537	17.67	2/20/2030	12,262	258,606	49,048	1,034,422
	2/25/2021	13,173	39,520	27.64	2/25/2031	12,211	257,530	65,124	1,373,465
	2/23/2022	—	43,708	33.09	2/23/2032	15,110	318,670	60,440	1,274,680
Sheri Lewis	12/31/2020	29,551	29,551	28.15	12/31/2030	26,643	561,901	—	—
	2/25/2021	10,977	32,934	27.64	2/25/2031	10,176	214,612	54,268	1,144,512
	2/23/2022	—	28,406	33.09	2/23/2032	9,822	207,146	39,288	828,584

(1)

The stock options granted in 2016 have a ten-year term, and vest 25% per year commencing on the first anniversary of the grant date, subject to the executive’s continued employment through the applicable vesting date. In the event of the termination of an executive’s employment (other than for “cause” (as defined in the Legacy Avantor Equity Plan)), any then-unvested options will be immediately forfeited for no consideration, and any then-vested options will remain outstanding and exercisable for 180 days following such termination, subject to earlier expiration of the option.

(2)

The stock options granted in 2017 and 2018 vest as follows: 60% vest annually on the date of grant over four years and the remaining 40% vested upon the occurrence of our initial public offering, in each case subject to the executive’s continued employment. In the event of a change in control prior to an applicable vesting date, any then unvested time-vesting options shall vest, subject to the named executive officer’s continued employment through each such date. In the event of the termination of an executive’s employment (other than for “cause” (as defined in the Vail Plan)), any then-unvested options will be immediately forfeited for no consideration, and any then- vested options will remain outstanding and exercisable for 180 days following such termination, subject to earlier expiration of the option. In the event of such executive’s termination for “cause,” all options, whether exercisable or not, will be immediately forfeited for no consideration.

2023 Proxy Statement 55

(3)

The stock options granted in February 2020 and thereafter vest at a rate of 25% per year on each anniversary of the date of grant and the stock options granted on January 2, 2020, vest at a rate of one-third per year on each anniversary of the date of grant, in each case, subject to the named executive officer’s continued employment through such date.

(4)

Restricted stock units vest at a rate of 25% per year on each anniversary of the date of grant with the exception of the restricted stock units granted on January 2, 2020, which vest at a rate of one-third per year on each anniversary of the date of grant, in each case, subject to the named executive officer’s continued employment through such date.

(5)	Market value is calculated based on the closing price of Avantor’s Common Stock on December 30, 2022 as reported on the NYSE ($21.09 per share).

(6)	Represents the number of PSUs at maximum level attainment. PSUs vest, if at all, subject to attainment of the applicable performance metrics at the end of the three-year performance period.

Options Exercised and Stock Vested

The following table sets forth the value realized upon exercise of stock options and vesting of restricted stock units during fiscal year 2022 by each of the named executive officers.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting	Value realized on vesting ($)(2)

Michael Stubblefield	—	—	303,460	9,675,284

Thomas Szlosek	—	—	81,572	2,838,974

Frederic Vanderhaegen	—	—	68,497	2,376,727

Gerard Brophy	59,418	1,326,227	67,544	2,344,665

Sheri Lewis	—	—	16,713	400,968

(1)

Value realized on exercise is based on the fair market value of Avantor’s Common Stock on the date of exercise minus the exercise price and does not necessarily reflect cash actually received by the named executive officer.

(2)

Value realized on vesting is based on the fair market value of Avantor’s Common Stock on the date of vesting before tax withholding and does not necessarily reflect cash actually received by the named executive officer.

Pension Benefits

United States

The Company sponsors the U.S. Pension Plan, which is a funded and tax-qualified defined benefit retirement plan. The U.S. Pension Plan provides for two types of benefits based on (i) years of service for substantially all full-time U.S. employees of the legacy VWR business who completed one full year of service by May 31, 2005 and (ii) beginning in 2016, an annual company contribution that grows at a defined rate for substantially all full-time U.S. employees of the legacy VWR business (the “Cash Balance Contribution”). The Cash Balance Contribution component of the U.S. Pension Plan excludes employees that are covered by a collective bargaining agreement. The U.S. Pension Plan was frozen on May 31, 2005 but re-opened in 2016 solely for purposes of making Cash Balance Contributions. Participation in Cash Balance Contributions under the U.S. Pension Plan was closed to new entrants as of January 1, 2019.

In 2022, Cash Balance Contributions were made to each eligible U.S. employee in an amount equal to 2% such eligible employee’s compensation and allocated to the U.S. Pension Plan on a quarterly basis. This cash balance benefit replaces performance-based contributions made by the Company under the Savings Plan. All Cash Balance Contributions are fully-vested upon contribution. The defined rate of growth for Cash Balance Contributions will be equal to the average yield on the 2-year treasury constant maturity rate for the second month preceding the first day of the plan year.

56 2023 Proxy Statement

The amount reported in the table below represents the present value of the accumulated pension benefit at December 31, 2022 for each of Messrs. Stubblefield, Szlosek and Brophy under the U.S Pension Plan based upon the assumptions described in the footnotes below. No payments were made in 2022 from the plans to any of our named executive officers.

Name	Plan name	Number of years credited service	Present value of accumulated pension benefit ($)

Michael Stubblefield(1)	U.S. Pension Plan	5	17,212

Thomas Szlosek(1)	U.S. Pension Plan	4	15,992

Gerard Brophy(1)	U.S. Pension Plan	4	17,155

(1)

The accumulated pension benefit for Messrs. Stubblefield, Szlosek and Brophy is based on eligible 2022 compensation. The present value has been calculated assuming Messrs. Stubblefield, Szlosek and Brophy will remain in service until age 65 at an interest rate of 3.40% and converted to a normal retirement annuity thereafter. The discount rate assumption is 5.39%. None of our named executive officers are retirement eligible under the U.S. Pension Plan.

Supplemental Savings Retirement Plan

Mr. Stubblefield was eligible to participate in the Supplemental Savings Retirement Plan (the “SSRP”). The SSRP was a nonqualified deferred compensation plan that became effective November 14, 2013 and was closed to additional contribution in September 2014. Under the SSRP, eligible participants were entitled to defer up to 50% of their base salaries and up to 100% of their annual bonus awards. Earnings and losses on each notional account are credited based on the performance of the benchmark funds available under the SSRP that the participant selects. Any deferred amounts and earnings and losses thereon will be credited to a notional account for the applicable participant and become a liability for us to such participant.

The table below provides information with respect to Mr. Stubblefield’s SSRP notional accounts.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings (losses) in last FY ($)	Aggregate (withdrawals) distributions ($)	Aggregate balance at last FYE ($)

Michael Stubblefield	—	—	(486)	—	2,332

Termination and change in control arrangements

Stubblefield Agreement

Involuntary termination without cause (other than due to death or disability) or voluntary termination for good reason. In the event Mr. Stubblefield’s employment is terminated by us without “cause” or he resigns for “good reason” (as such terms are defined in the Stubblefield Agreement), in each case, subject to continued compliance with the restrictive covenants described below and the execution and non-revocation of a release of claims against us, we will provide him with:

•

an amount equal to two times his then-current base salary (or three times if such termination occurs within a two-year period following a “change in control” (as defined in the Company’s 2019 Equity Incentive Plan), paid in equal installments in accordance with our standard payroll policies, for a period of 24 months (or 36 months if such termination occurs within a two-year period following a “change in control” (as defined in the 2019 Equity Incentive Plan)), beginning on the first payroll date following the 45th day after the termination date;

•

an amount equal to his then-current target bonus opportunity (or three times if such termination occurs within a two-year period following a “change in control” (as defined in the 2019 Equity Incentive Plan)), paid in equal installments in accordance with our standard payroll policies, for a period of 12 months (or 36 months if such termination occurs within a two year period following a “change in control” (as defined in the 2019 Equity Incentive Plan)), beginning on the first payroll date following the 45th day after the termination date;

•

continued medical insurance benefits that Mr. Stubblefield would otherwise be eligible to receive as an active employee for 24 months (or 36 months if such termination occurs within a two year period following a “change in control”) following the termination date, or, if earlier, until the date upon which Mr. Stubblefield becomes eligible to receive medical benefits from a subsequent employer.

2023 Proxy Statement 57

Restrictive covenants. As a result of the restrictive covenants contained in the Stubblefield Agreement, Mr. Stubblefield agreed not to disclose our confidential information at any time, and for the period during which he is employed by us and for the one-year period thereafter, he has also agreed not to solicit our employees or customers, compete with us, or interfere with our business. In addition, Mr. Stubblefield has agreed not to disparage us at any time, and we have agreed to instruct our officers and directors not to publicly disparage Mr. Stubblefield.

Section 280G “Golden Parachute” Treatment. The Stubblefield Agreement provides that if any payments or benefits to which he becomes entitled would be considered “excess parachute payments” under Section 280G of the Code, then the amount of such payments will be reduced to avoid such characterization and the resulting excise taxes if such reduction in payments will put Mr. Stubblefield in a better net after tax position.

EVP employment agreements with Messrs. Szlosek, Vanderhaegen and Brophy and Ms. Lewis

Involuntary Termination without “Cause” Not Following a Change in Control. In the event that any of Messrs. Szlosek, Vanderhaegen and Brophy or Ms. Lewis is terminated by us without “cause,” other than within a two-year period following a “change in control” (as such terms are defined in their EVP Employment Agreements), subject to continued compliance with the restrictive covenants described below and the execution and non-revocation of a release of claims against us, we will provide him with:

•

an amount equal to one times (one and a half times in the case of Mr. Szlosek) his then-current base salary, paid in equal installments in accordance with our standard payroll policies, for a period of 12 months;

•

an amount equal to one times (one and a half times in the case of Mr. Szlosek) his then-current target bonus opportunity, prorated for the year of such termination, paid in equal installments in accordance with our standard payroll policies, for a period of 12 months;

•

continued medical insurance benefits that the applicable named executive officer (other than Mr. Vanderhaegen) would otherwise be eligible to receive as an active employee for 12 months following the termination date, or, if earlier, until the date upon which the applicable named executive officer becomes eligible to receive medical benefits from a subsequent employer.

Involuntary termination without cause or voluntary termination for good reason following a change in control. In the event that any of Messrs. Szlosek, Vanderhaegen or Brophy or Ms. Lewis are terminated by us without “cause” or resigns for “good reason,” in each case within a two-year period following a “change in control” (as such terms are defined in their EVP Employment Agreements) and subject to continued compliance with the restrictive covenants described below and the execution and non-revocation of a release of claims against us, we will provide him with:

•

an amount equal to one and a half times (two times in the case of Mr. Szlosek) his then-current base salary, paid in equal installments in accordance with our standard payroll policies, for a period of 12 months;

•

an amount equal to one and a half times (two times in the case of Mr. Szlosek) his then-current target bonus opportunity, paid in equal installments in accordance with our standard payroll policies, for a period of 12 months;

•

continued medical insurance benefits that the applicable named executive officer (other than Mr. Vanderhaegen) would otherwise be eligible to receive as an active employee for 12 months (18 months in the case of Mr. Brophy and Ms. Lewis) following the termination date, or, if earlier, until the date upon which the applicable named executive officer becomes eligible to receive medical benefits from a subsequent employer.

Restrictive covenants. As a result of the restrictive covenants contained in their EVP Employment Agreements, each of Messrs. Szlosek, Vanderhaegen or Brophy or Ms. Lewis, agreed not to disclose our confidential information at any time. Each has also agreed for the period they are employed by us and for the one-year (two years with respect to the solicitation of our employees or customers) period thereafter, not to, compete with us or solicit our employees or customers. Messrs. Szlosek, Vanderhaegen or Brophy or Ms. Lewis have also agreed not to disparage us at any time.

58 2023 Proxy Statement

Potential Payments upon Termination or Change in Control

The following table describes the potential payments and benefits that would have been payable to our named executive officers assuming an eligible termination (as described above under “Termination and change in control arrangements”) of their employment on December 30, 2022, the last business day of 2022, and a change in control also occurring on such date.

The amounts shown in the table below do not include:

•

payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers; or

•	distributions of previously vested plan balances under the Savings Plan and the SSRP (see the “Supplemental Savings Retirement Plan” section above for information about the SSRP).

			Change in control(3)

Name	Involuntary termination without cause ($)(1)	Termination due to death or disability ($)(2)	Without termination	With involuntary termination without cause or resignation for good reason($)

Michael Stubblefield

Cash severance	2,280,000	—	—	3,420,000

Annual cash incentive	1,881,000	—	—	5,643,000

Equity awards (continued or accelerated vesting)(5)	—	—	14,654,840	14,654,840

Estimated health & welfare benefits	34,764	—	—	52,145

Total	4,195,764	—	14,654,840	23,769,986

Thomas Szlosek

Cash severance	900,000	—	—	1,200,000

Annual cash incentive	1,350,000	—	—	1,800,000

Equity awards (continued or accelerated vesting)(5)	—	—	3,856,882	3,856,882

Estimated health & welfare benefits	17,385	—	—	17,385

Total	2,267,385	—	3,856,882	6,874,266

Frederic Vanderhaegen

Cash severance(4)	581,797	—	—	872,695

Annual cash incentive(4)	465,437	—	—	698,156

Equity awards (continued or accelerated vesting)(5)	—	—	3,357,478	3,357,478

Estimated health & welfare benefits	—	—	—	—

Total	1,047,234	—	3,357,478	4,928,329

Gerard Brophy

Cash severance	575,000	—	—	862,500

Annual cash incentive	460,000	—	—	690,000

Equity awards (continued or accelerated vesting)(5)	—	—	3,257,101	3,257,101

Estimated health & welfare benefits	15,686	—	—	23,528

Total	1,050,686	—	3,257,101	4,833,129

Sheri Lewis

Cash severance	475,000	—	—	712,500

Annual cash incentive	356,250	—	—	534,375

Equity awards (continued or accelerated vesting)(5)	—	—	1,269,787	1,269,787

Estimated health & welfare benefits	5,452	—	—	8,179

Total	836,702	—	1,269,787	2,524,840

2023 Proxy Statement 59

(1)

Upon termination without “cause” (as such term is defined in the Stubblefield Agreement or the Employment Letter Agreements, as applicable), (i) Mr. Stubblefield is generally entitled to (a) two times the sum of his then current base salary payable in equal installments over the 24-month period following termination, (b) one times his target bonus for the year in which the termination occurs payable in equal installments over the 12-month period following termination and (c) continued health benefits for up to 24 months following termination, (ii) Mr. Szlosek is generally entitled to (a) one and a half times the sum of (x) his then current base salary plus (y) his target bonus for the year (prorated for the year of termination) in which termination occurs, payable in) equal installments over the 12-month period following termination and (b) continued health benefits for up to 12 months following termination and (iii) Messrs. Vanderhaegen and Brophy and Ms. Lewis are generally entitled to one times the sum of (x) his then current base salary plus (y) his target bonus for the year (prorated for the year of termination in which termination occurs, payable in equal installments over the 12-month period following termination, and Mr. Brophy and Ms. Lewis are entitled to continued health benefits for up to 12 months following termination. Mr. Stubblefield is entitled to the same payments and benefits upon a termination by him for “good reason” (as such term is defined in the Stubblefield Agreement).

(2)

Upon termination by reason of death, the named executive officer’s beneficiary or estate, as applicable, will be entitled to receive compensation and benefits accrued prior to the death. Upon termination by reason of disability, the named executive officer will be entitled to receive compensation and benefits accrued prior to the disability.

(3)

Upon an involuntary termination within two years of a change in control or a resignation for “good reason” (such good reason termination within two years of a change in control) (as each such term is defined in the Stubblefield Agreement or the EVP Employment Agreements, as applicable), (i) Mr. Stubblefield, is generally entitled to (a) three times the sum of his then current base salary plus target bonus for the year in which the termination or resignation occurs payable in equal installments over the 36-month period following termination and (b) continued health benefits for up to 36 months following termination; and (ii) Messrs. Szlosek, Vanderhaegen and Brophy and Ms. Lewis are generally entitled to two times (one and a half times in the case of Messrs. Vanderhaegen and Brophy and Ms. Lewis) the sum of (x) the executive’s then current base salary plus (y) his target bonus for the year in which termination or resignation occurs, payable in equal installments over the 12-month period following termination, and Messrs. Szlosek and Brophy and Ms. Lewis are entitled to continued health benefits for up to 12 months (18 months in the case of Mr. Brophy and Ms. Lewis) following termination. The Stubblefield Agreement provides that if any payments or benefits to which he becomes entitled would be considered “excess parachute payments” under Section 280G of the Code, then the amount of such payments will be reduced to avoid such characterization and the resulting excise taxes if such reduction in payments will put Mr. Stubblefield in a better net after tax position. The amount above reflects no reduction of payments.

(4)

The cash severance and annual cash incentive amounts for Mr. Vanderhaegen have been converted from Swiss francs to U.S. dollars based on the exchange rate as of the close of business on December 30, 2022 (1.07290).

(5)

Represents the value of all unvested stock options and restricted stock units issued by the Company that would vest upon a change in control and assumes a change in control price of $21.09, which was the closing price of Avantor’s common stock as reported on the NYSE on December 30, 2022.

CEO PAY RATIO

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees (other than the CEO). Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions, and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we report.

The required disclosure is presented as follows:

Median Employee Total Annual Compensation:	$54,165

CEO Total Annual Compensation:	$10,831,766

Ratio of CEO Pay to Median Employee Compensation:	200:1

Because we did not experience any material changes to our employee population or changes in employee compensation arrangements during 2022, in accordance with SEC rules, we believe it is reasonable to use the median employee identified and reported in 2021 for purposes of calculating the pay ratio disclosure with respect to 2022 and that using this median employee will not significantly affect our pay ratio disclosure.

60 2023 Proxy Statement

Equity Compensation Plans

The following table provides information as of December 31, 2022 regarding the number of shares of our common stock that may be issued under our equity compensation plans:

Plan Category	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants and Rights (Millions)(#)(a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column(a)) (Millions)(#)(c)

Equity Compensation Plans Approved by Security Holders	20.3	(1)	20.90	28.4	(2)

Equity Compensation Plans Not Approved by Security Holders	—		—	—

Total	20.3		20.90	28.4

(1)

The number of securities to be issued upon exercise of outstanding options, warrants and rights includes 7.7 million options issuable pursuant to outstanding equity awards under the Avantor, Inc. 2019 Equity Incentive Plan. The weighted-average exercise price of such options is $21.13. It also includes 7.1 million shares issuable pursuant to outstanding equity awards under the Vail Holdco Equity Incentive Plan. The weighted-average exercise price of such options is $23.21. It also includes 1.4 million shares issuable pursuant to outstanding equity awards under the Avantor Funding, Inc. 2016 Equity Incentive Plan. The weighted-average exercise price of such options is $8.26. Reflects the weighted average exercise price of stock options only. As restricted stock unit awards have no exercise price, they are excluded from the weighted average exercise price calculation set forth in column (b).

(2)

The number of securities remaining available for issuance includes 27.0 million shares that can be issued pursuant to future awards under the 2019 Equity Incentive Plan as well as 1.4 million shares that can be issued pursuant to the Avantor, Inc. 2019 Employee Stock Purchase Plan. The maximum number of shares that may be granted under the 2019 Equity Incentive Plan is 23,500,000 shares without giving effect to any “evergreen” increase, pursuant to which such “Absolute Share Limit” is automatically increased on the first day of each fiscal year through 2029 in an amount equal to the lower of (x) 1% of the total number of shares outstanding on the last day of the immediately preceeding fiscal year and (y) a lower number of shares determined by the Board of Directors.

2023 Proxy Statement 61

Pay Versus Performance Disclosure
In accordance with SEC rules, we prepared the analysis set forth below of the relationship between the compensation actually paid to our principal executive officer (“PEO”) and non-PEO named executive officers (the “Non-PEO NEOs”), and certain financial performance measures over the last three years.
PAY VERSUS PERFORMANCE DISCLOSURE TABLE
The following table sets forth the compensation for our PEO and the average compensation for our Non-PEO NEOs, both as reported in the Summary Compensation Table and with certain adjustments to reflect the compensation actually paid (“CAP”) to such individuals, as defined under SEC rules, for each of 2022, 2021 and 2020. The table also provides information on our cumulative total stockholder return (“TSR”), the cumulative TSR of our peer group, Net Income and Adjusted EBITDA over such years in accordance with SEC rules.
Pay Versus Performance Table

Year	Summary Compensation on Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid to Non-PEO NEOs (2)	Value of Initial Fixed $100 Investment Based On:		Net Income (4) (millions)	Company Selected Measure (Adjusted EBITDA) (5) (millions)
					Avantor Total Stockholder Return (3)	Peer Group Total Stockholder Return
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2022	$10,831,766	$(28,632,167)	$2,553,081	$(7,183,678)	$116.20	$140.29	$686.5	$1,570.7

2021	$13,260,913	$45,709,309	$3,538,486	$12,019,256	$232.18	$143.09	$572.6	$1,458.6

2020	$11,257,062	$33,997,170	$4,588,288	$10,679,332	$155.10	$113.45	$116.6	$1,141.6
Notes:

(1)
Compensation for our PEO, Michael Stubblefield, reflects the amounts reported in the “Summary
C
ompensation Table
”
for the respective years. Average compensation for our non-PEO NEOs included: (a) for 2022 and 2021, Thomas Szlosek, Frederic Vanderhaegen, Gerard Brophy and Sheri Lewis; and (b) for 2020, Thomas Szlosek, Frederic Vanderhaegen, Gerard Brophy and Michael Wondrasch.

(2)
Compensation “actually paid” for the PEO and average compensation “actually paid” for our non-PEOs
NEOs in each of 2022, 2021 and 2020 reflects the respective amounts set forth in columns (b) and (d) of the table above, adjusted as set forth in the tables below, as determined in accordance with SEC rules. The dollar amounts reflected in columns (b) and (d) of the table above do not reflect the actual amount of compensation earned by or paid to the PEO and our other Non-PEO NEOs during the applicable year. For additional information regarding the decisions made by our Compensation and Human Resources Committee in regard to the PEO’s and our other Non-PEO NEOs’ compensation for fiscal year 2022, refer to “Compensation Discussion and Analysis – Compensation Philosophy & Objectives – How We Make Compensation Decisions.”

62 2023 Proxy Statement

PEO Summary Compensation Table Total to Compensation Actually Paid Reconciliation:

PEO: Michael Stubblefield	2022	2021	2020

Total Compensation as reported in SCT	$10,831,766	$13,260,913	$11,257,062

Subtract change in the actuarial present value of pension benefits	$—	$(5,342)	$(6,272)

Add service cost of pension benefits	$3,421	$3,388	$2,875

Subtract grant date fair value of equity awards granted during covered year reported in SCT	$(9,684,956)	$(8,633,149)	$(7,313,957)

Add fair value of equity compensation granted in current year – value at year-end	$3,260,458	$18,576,571	$16,957,180

Add dividends accrued on unvested shares/share units	$—	$—	$—

Add/subtract change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	$(28,816,798)	$17,291,985	$10,226,909

Add/subtract change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	$(4,226,057)	$5,214,944	$2,873,373

Subtract fair value of forfeited awards determined at end of prior year for awards made in prior fiscal years that were forfeited during current fiscal year	$—	$—	$—

Compensation Actually Paid to PEO	$(28,632,167)	$45,709,309	$33,997,170
Average
Non-PEO
Summary Compensation Table Total to Compensation Actually Paid Reconciliation:

Non-PEO NEOs (Average)	2022	2021	2020

Total Compensation as reported in SCT	$2,553,081	$3,538,486	$4,588,288

Subtract change in the actuarial present value of pension benefits	$(1,726)	$(2,787)	$(4,428)

Add service cost of pension benefits	$2,495	$2,491	$982

Subtract grant date fair value of equity awards granted during fiscal year reported in SCT	$(1,963,157)	$(1,861,530)	$(3,340,903)

Add fair value of equity compensation granted in current year – value at year-end	$660,865	$4,005,523	$6,814,068

Add dividends accrued on unvested shares/share units	$—	$—	$—

Add/subtract change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	$(6,381,045)	$5,398,965	$2,303,223

Add/subtract change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	$(2,054,191)	$938,108	$318,100

Subtract fair value of forfeited awards determined at end of prior year for awards made in prior fiscal years that were forfeited during current fiscal year	$—	$—	$—

Compensation Actually Paid to Non-PEO NEOs	$(7,183,678)	$12,019,256	$10,679,332

(3)
TSR is cumulative (assuming $100 was invested on December 31, 2019) for the measurement periods beginning on December 31, 2019 and ending on December 31 of each of 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation S-K. The peer group for purposes of this table is the S&P 500 Health Care Index. Historic stock price performance is not necessarily indicative of future stock performance.

(4)	Reflects “Net Income” in the Company’s Consolidated statements of operations included in its Annual Reports on Form 10-K for each of the years ended December 31, 2022, 2021 and 2020.

(5)
Adjusted EBITDA is the company selected measure and as used in this Proxy Statement is a non-GAAP financial measure. See “Appendix A – Non-GAAP Financial Measurements” for further discussion on this measure, including a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

2023 Proxy Statement 63

Tabular List of Most Important Financial Performance Measures
The unranked list below represents, in Avantor’s view, Avantor’s most important financial measures used to link compensation to performance:

Company Performance Metrics (1)

Adjusted EBITDA

Adjusted EPS

Net Working Capital as a Percentage of Sales

Relative TSR

Revenue

(1)
For further information regarding these company performance metrics and their function in the Company’s executive compensation program, please refer to the “Compensation Discussion and Analysis” section of this Proxy Statement.

Relationship between Compensation Actually Paid and Company Performance
Compensation Actually Paid vs. Total Stockholder Return
As shown in the chart below, the PEO and other NEOs’ CAP amounts are aligned with our TSR. Our higher TSR in 2020 and 2021 (both on an absolute basis and relative to the S&P 500 Health Care Index) directionally aligned with higher CAP for the PEO and NEOs, while weaker performance in 2022 resulted in negative CAP.

(a)
Total stockholder return in the above chart, in the case of both the Company and our peer group as noted in footnote 3 of the above Pay versus Performance Table, reflects the cu mulat
ive return of $100 as if invested on December 31, 2019, calculated in accordance with Item 201(e) of Regulation S-K.

64 2023 Proxy Statement

Compensation Actually Paid vs. Net Income
Our strong Net Income growth in 2020 and 2021 directionally aligned with higher CAP for those years, while growth was slower in 2022, which aligned with lower compensation actually paid.
Compensation Actually Paid vs. Company Selected Measure
Our strong Adjusted EBITDA growth in 2020 and 2021 directionally aligned with higher CAP for those years, while growth was slower in 2022, which aligned with lower compensation actually paid.

2023 Proxy Statement 65

Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting the Corporate Secretary: Avantor Inc., Corporate Secretary’s Office, Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087.

66 2023 Proxy Statement

Questions and Answers About the Meeting and Voting

1.	How do I attend the 2023 Annual Meeting?

This year’s Annual Meeting will again be a virtual meeting, conducted via live audio webcast on the Internet. Stockholders of record as of March 17, 2023, will be able to attend and participate in the Annual Meeting online vote and submit questions during the Annual Meeting by accessing www.virtualshareholdermeeting.com/AVTR2023. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. If you are a beneficial owner, you are also invited to attend and participate in the Annual Meeting online.

Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 11:00 a.m., Eastern Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.

Log in Instructions. To attend the online Annual Meeting, log in at www.virtualshareholdermeeting.com/AVTR2023. Stockholders of record will need to enter the control number appearing on their Notice of Internet Availability of Proxy Materials or proxy card. If you are a beneficial stockholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number. If you do not have a control number, you may still attend the meeting as a guest in listen-only mode.

Submitting Questions at the virtual Annual Meeting. As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions submitted during the meeting in accordance with the Annual Meeting’s Rules of Conduct that are pertinent to the Company and meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.

Technical Assistance. Beginning 30 minutes prior to the start of and during the virtual Annual Meeting, we will have support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log in page.

2.	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including this proxy statement and our Annual Report, by providing access to such documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, commencing on or about March 31, 2023, a Notice of Internet Availability of Proxy Materials (the “Notice”) was sent to most of our stockholders which will instruct you how to access and review the proxy materials on the Internet. The Notice also instructs you to submit your proxy via the Internet. If you would like to received a paper or email copy of our proxy materials, please follow the instructions for requesting such materials in the Notice.

2023 Proxy Statement 67

3.	Who is entitled to vote and how many votes do I have?

If you were a stockholder of record of Avantor common stock, par value $0.01 per share (the “common stock”), at the close of business on March 17, 2023, you are eligible to vote at the Annual Meeting. For each matter presented for vote, you have one vote for each share you own.

A list of stockholders as of the record date entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive offices at Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/AVTR2023 when you enter your control number.

4.	What is the difference between holding shares as a stockholder of record/registered stockholder and as a beneficial owner of shares?

Stockholder of Record or Registered Stockholder. If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “stockholder of record” or a “registered Stockholder” of those shares.

Beneficial Owner of Shares. If your shares are held in an account at a bank, brokerage firm or other similar organization, including shares purchased through our employee stock purchase plan, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the bank, brokerage firm or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm or similar organization as to how to vote the shares held in your account.

5.	How do I vote if I am a stockholder of record?

By Telephone or Internet. All stockholders of record can vote by touchtone telephone within the United States, U.S. territories and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

By Written Proxy. All stockholders of record can also vote by written proxy card. If you sign and return your proxy card but do not mark any selections giving specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors.

Online During the Meeting. All stockholders of record may vote during the virtual Annual Meeting by visiting the Annual Meeting website at www.virtualshareholdermeeting.com/AVTR2023 and entering their control number listed on their proxy card. See “How do I attend the 2023 Annual Meeting?” above.

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.

6.	How do I vote if I am a beneficial owner of shares?

Your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the Annual Meeting (except on the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2023), unless you provide specific instructions by completing and returning the voting instruction form from your broker, bank or other financial institution or following the instructions provided to you for voting your shares via telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the Annual Meeting. In order to be able to vote your shares at the meeting, you must obtain a legal proxy from that entity and register in advance of the Annual Meeting. See “How do I attend the 2023 Annual Meeting?” above.

68 2023 Proxy Statement

7.	Who can attend the Annual Meeting?

Stockholders of record as of March 17, 2023, will be able to attend and participate in the Annual Meeting online, vote and submit questions during the Annual Meeting by accessing www.virtualshareholdermeeting.com/AVTR2023. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. If you are a beneficial owner, you are also invited to attend and participate in the Annual Meeting online. See “How do I attend the 2023 Annual Meeting?” above. If you do not comply with the procedures outlined above, you will not be admitted to the virtual Annual Meeting.

Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.

8.	Can I revoke my proxy or change my vote?
You may revoke your proxy at any time before it is actually voted at the Annual Meeting by any of the following:

• Delivering written notice of revocation to our Secretary at Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087 by 11:59 p.m. EDT on May 10, 2023;

• Submitting a later dated proxy by 11:59 p.m. on May 10, 2023; or

• Attending the Annual Meeting online and voting by following the instructions at www.virtualshareholdermeeting.com/AVTR2023.

Your attendance at the Annual Meeting online will not, by itself, constitute revocation of your proxy. You may also be represented by another person present in attendance online at the Annual Meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial stockholder but your shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares as the record holder in accordance with the beneficial holder’s instructions.

9.	Is my vote confidential?
Yes. Proxy cards, ballots and voting tabulations that identify stockholders are kept confidential, except:

• as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

• in the case of a contested proxy solicitation;

• if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

• to allow the independent inspector of election to certify the results of the vote.

Broadridge Investor Communication Solutions, the independent proxy tabulator used by Avantor, counts the votes and acts as the judge of election for the meeting.

10.	What is a broker non-vote?

A “broker non-vote” occurs when a broker submits a proxy for the meeting with respect to a routine proposal but does not vote on non-routine proposals because the beneficial owner did not provide voting instructions on those matters. Under NYSE rules, the proposal to ratify the appointment of an independent registered public accounting firm (Item 2) is considered a “routine” proposal. This means that brokerage firms may vote in their discretion on behalf of clients (beneficial owners) who have not furnished voting instructions at least 15 days before the date of the Annual Meeting. In contrast, all of the other proposals set forth in this proxy statement are “non-routine”—brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.

`	2023 Proxy Statement 69

11.	What constitutes a “quorum” for the meeting?

A quorum consists of a majority of the voting power of the issued and outstanding shares entitled to vote at the meeting, present in person or represented by proxy. A quorum is necessary to conduct business at the Annual Meeting. You are part of the quorum if you have voted by proxy. Abstentions and shares represented by “broker non-votes” that are present and entitled to vote at the meeting are counted for purposes of determining a quorum. If you vote to abstain on one or more proposals, your shares will be counted as present for purposes of determining the presence of a quorum unless you vote to abstain on all proposals.

12.	What is the voting requirement to approve each of the proposals, and how are votes counted?

At the close of business on March 17, 2023, Avantor had 675,051,076 shares of common stock (excluding treasury shares) outstanding. Each share of common stock outstanding on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Treasury shares are not voted.

Item 1: Election of ten director nominees to serve one-year terms expiring in 2024. A majority of the votes cast with respect to that director’s election is required to elect each nominee named herein, which means that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election. If any incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, our bylaws require that such person offer to tender his or her resignation to the Board and that the Nominating and Governance Committee make a recommendation to the Board on whether to accept or reject such resignation or whether other action should be taken. Abstentions and broker non-votes will have no effect on the outcome of the proposal for the election of ten director nominees.

Item 2: Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023. The affirmative vote of a majority of the voting power of the common stock present in person or represented by proxy and entitled to vote thereon is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. We do not expect there to be any broker non-votes with respect to the proposal.

Item 3: Advisory approval of named executive officer compensation. The affirmative vote of a majority of the voting power of the common stock present in person or represented by proxy and entitled to vote thereon is required to approve, on an advisory, non-binding basis, the compensation paid to our named executive officers. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

13.	Who pays for the solicitation of proxies?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

70 2023 Proxy Statement

14.	May I propose actions for consideration at the 2024 annual meeting of stockholders or nominate individuals to serve as directors?

Stockholder Proposals. To be eligible for inclusion in the proxy statement, for our 2023 Annual Meeting of Stockholders, under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act), a proposal must be received by our Secretary on or before December 2, 2023. The proposal should be mailed by certified mail return receipt requested to our Corporate Secretary’s Office, Avantor, Inc., 100 Matsonford Road, Building One, Suite 200, Radnor, PA 19087. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. To make a director nomination or present other business for consideration at our 2024 Annual Meeting of Stockholders that will not be included in the proxy statement, you must submit a timely notice in accordance with the procedures described in our bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2024 Annual Meeting, such a proposal must be received on or after January 12, 2024, but not later than February 10, 2024. In the event that the date of the Annual Meeting of Stockholders to be held in 2024 is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2024 and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws.

Proxy Access Stockholder Proposals. Pursuant to our proxy access bylaw provision, a stockholder, or a group of up to 20 stockholders, that has continuously owned for three years at least 3% of our outstanding common shares, may nominate and include in the annual meeting proxy materials up to the greater of two directors or 20% of the number of directors serving on the Board, if the stockholder(s) and the nominee(s) meet the requirements specified in our bylaws. Notice of director nominations submitted under the proxy access bylaw provision for the 2024 Annual Meeting of Stockholders must be received by the Corporate Secretary no earlier than November 2, 2023 and no later than December 2, 2023.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees, other than our nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 12, 2024.

15.	How may I obtain a copy of Avantor’s Annual Report on Form 10-K?

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, please go to our website (www.avantorsciences.com). Copies of our Annual Report on Form 10-K for the year ended December 31, 2022, including financial statements thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Investor Relations

Avantor, Inc.

Radnor Corporate Center, Building One, Suite 200

100 Matsonford Road

Radnor, PA 19087

2023 Proxy Statement 71

Other Business

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgement. Discretionary authority for them to do so is provided for in the proxy card.

March 31, 2023

Justin M. Miller

Executive Vice President, General Counsel and Secretary

72 2023 Proxy Statement

Appendix A

AVANTOR, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASUREMENTS

As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that we believe are useful to investors, creditors and others in assessing our performance. These measures should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Rather, these measures should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in reports filed with the SEC in their entirety and not rely solely on any one, single financial measurement or communication.

We have provided reconciliations of the following non-GAAP measures referred to in this Proxy Statement:

•

Sales growth on an organic basis eliminates from our reported net sales growth the impacts of earnings from any acquired or disposed businesses that have been owned for less than one year and changes in foreign currency exchange rates. Sales growth on a core organic basis eliminates from our organic growth the impacts of any COVID-19 related net sales. We believe that these measurements are useful as a way to measure and evaluate our underlying commercial operating performance consistently across our segments and the periods presented.

•

Adjusted EBITDA measures and evaluates our operating performance exclusive of interest expense, income tax expense, depreciation, amortization and certain other adjustments. We believe that this measurement is useful as a way to analyze the underlying trends in our core business consistently across the periods presented.

•

Adjusted EPS equals our adjusted net income divided by our diluted GAAP weighted average share count (beginning with the quarter ended March 31, 2022). Prior to the first quarter of 2022, Adjusted EPS reflected our adjusted net income divided by the normalized shares outstanding. The normalized shares outstanding reflects for all periods (i) the total number of shares of common stock outstanding following our initial public offering, plus (ii) the dilutive effect of the assumed exercise or conversion of instruments (including our 6.250% Series A mandatory convertible preferred stock assuming the lowest rate of conversion into common stock). We believe that this measurement is an additional way to analyze the underlying trends in our business consistently across the periods presented.

•

Adjusted net income equals our net income or loss first adjusted for the following items: (i) amortization of acquired intangible assets, (ii) net foreign currency remeasurement gains or losses relating to financing activities, (iii) losses on extinguishment of debt, (iv) other costs or credits that are either isolated or cannot be expected to recur with any regularity or predictability. From this amount, we then add or subtract an assumed incremental income tax impact on the above noted pre-tax adjustments, using estimated tax rates, to arrive at Adjusted Net Income. We believe that this measurement is useful as a way to analyze the business consistently across the periods presented.

•

Adjusted net leverage equals our gross debt, reduced by our cash and cash equivalents, divided by our trailing 12-month Adjusted EBITDA (excluding stock-based compensation expense and including the expected run-rate effect of cost synergies and the incremental results of completed acquisitions as if those acquisitions had occurred on the first day of the trailing 12-month period). We believe that this measurement is a useful way to evaluate and measure the Company’s capital allocation strategies and the underlying trends in the business.

•

Free cash flow equals our cash flow from operating activities, excluding acquisition-related costs paid in the period, less capital expenditures. We believe that this measurement is useful as it provides a view on the Company’s ability to generate cash for use in financing or investment activities.

2023 Proxy Statement 73

Adjusted EBITDA

	Year ended December 31,

(in millions)	2022	2021

Net income	$686.5	$572.6

Amortization	318.3	290.8

Loss on extinguishment of debt	12.5	12.4

Net foreign currency loss from financing activities	7.0	1.3

Other stock-based compensation expense (benefit)	(3.3)	3.0

Acquisition-related expenses(1)	—	77.8

Integration-related expenses(2)	19.2	15.9

Purchase accounting adjustments(3)	9.4	6.3

Restructuring and severance charges(4)	3.5	5.3

Receipt of disgorgement penalty(5)	—	(13.0)

Income tax (benefit) provision applicable to pretax adjustments	(97.6)	(65.1)

Adjusted Net Income	955.5	907.3

Interest expense	265.8	217.4

Depreciation	87.2	88.4

Income tax provision applicable to Adjusted Net Income	262.2	245.5

Adjusted EBITDA	1,570.7	1,458.6

1.	Represents legal, accounting, investment banking and consulting fees incurred related to the acquisition of acquired companies.

2.

Represents non-recurring direct costs incurred with third-parties to integrate acquired companies. These expenses represent incremental costs and are unrelated to normal operations of our business. Integration expenses are incurred over a pre-defined integration period specific to each acquisition.

3.

Represents the non-cash reduction of contingent consideration related to the Ritter acquisition and the amortization of the purchase accounting adjustment to record inventory acquired from Masterflex and Ritter at fair value.

4.

Reflects the incremental expenses incurred in the period related to initiatives to increase profitability and productivity. Typical costs included in this caption are employee severance, site-related exit costs, and contract termination costs.

5.	Related to the disgorgement of disallowed trading profits from Goldman Sachs, which was a related party until December 31, 2020.

74 2023 Proxy Statement

Adjusted Earnings per share

	Year ended December 31,

(shares in millions)	2022	2021

Diluted earnings per share (GAAP)	$1.01	$0.85

Dilutive impact of convertible instruments	—	0.04

Fully diluted earnings per share (non-GAAP)	1.01	0.89

Amortization	0.47	0.45

Loss on extinguishment of debt	0.01	0.03

Net foreign currency loss from financing activities	0.01	—

Other stock-based compensation expense	—	—

Acquisition-related expenses	—	0.12

Integration-related expenses	0.03	0.03

Purchase accounting adjustments	0.01	0.01

Restructuring and severance charges	0.01	—

Receipt of disgorgement penalty	—	(0.02)

Income tax (benefit) applicable to pretax adjustments	(0.14)	(0.10)

Adjusted EPS (non-GAAP)	$1.41	$1.41

Weighted average shares outstanding:

Diluted (GAAP)	679.4	599.6

Incremental shares excluded for GAAP	—	62.9

Normalization	—	(19.8)

Share count for Adjusted EPS (non-GAAP) *	679.4	642.7

*	Beginning with the quarter ended March 31, 2022, we have conformed our Adjusted EPS share count to reflect our diluted GAAP share count.

Free cash flow

	Year ended December 31,

(in millions)	2022	2021

Net cash provided by operating activities	$843.6	$953.6

Acquisition-related expenses paid	—	77.8

Capital expenditures	(133.4)	(111.1)

Free cash flow (non-GAAP)	710.2	920.3

2023 Proxy Statement 75

Adjusted Net leverage

	December 31,

(dollars in millions)	2022	2021

Total debt, gross	$6,349.1	$7,113.2

Less cash and cash equivalents	(372.9)	(301.7)

	$5,976.2	$6,811.5

Trailing twelve months Adjusted EBITDA*	$1,570.7	$1,587.3

Trailing twelve months ongoing stock-based compensation expense	49.1	47.7

Pro forma adjustment for projected synergies	—	—

	$1,619.8	$1,635.0

Adjusted Net leverage (non-GAAP)	3.7	4.2

*

Represents the Adjusted EBITDA of Avantor for the trailing twelve-month period plus management’s best estimates of the incremental results attributable to acquired companies as if such acquisitions had been completed on the first day of such trailing twelve-month period, as permitted by our debt covenants. Such estimates and financial information for acquired companies may or may not have been audited, and in certain instances may have been prepared on a basis other than U.S. GAAP although we believe these differences in the basis of accounting to be immaterial for the purpose of presenting adjusted net leverage.

Net sales

	December 31,		Reconciliation of reported change to organic and core organic change

(in millions)	2022	2021	Reported change	Foreign currency impact	M&A impact	Organic	COVID-19	Core organic*

Americas	$4,471.2	$4,237.4	$233.8	$(14.1)	$133.1	$114.8	$(145.0)	$259.8

Europe	2,516.5	2,677.3	(160.8)	(276.4)	92.0	23.6	(124.2)	147.8

AMEA	524.7	471.4	53.3	(26.6)	43.1	36.8	3.7	33.1

Total	$7,512.4	$7,386.1	$126.3	$(317.1)	$268.2	$175.2	$(265.5)	$440.7

*

Core organic sales growth eliminates from our organic growth the impact from the change in sales of COVID-19 related offerings from 2021 to 2022. Numbers in this column are calculated by removing the impact of COVID-19 sales from the numbers in the “Organic” column.

76 2023 Proxy Statement

AVANTOR CORPORATE HEADQUARTERS

One Radnor Corporate Center
Building One, Suite 200
100 Matsonford Road
Radnor, PA 19087
(610) 386-1700

SCAN TO VIEW MATERIALS & VOTE w AVANTOR, INC. RANDOR CORPORATE CENTER VOTE BY INTERNET BUILDING ONE, SUITE 200 Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above 100 MATSONFORD ROAD RADNOR, PA 19087 Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 10, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/AVTR2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 10, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V04208-P87131 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AVANTOR, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain 1a. Juan Andres The Board of Directors recommends you vote FOR For Against Abstain proposals 2 and 3. 1b. John Carethers 2. Ratification of the Appointment of Deloitte & Touche LLP as the Company’s independent registered accounting firm for 2023. 1c. Lan Kang 1d. Joseph Massaro 3. Approve, on an Advisory Basis, Named Executive Officer Compensation. 1e. Mala Murthy NOTE: To consider such other business as may properly come before the meeting or any adjournment or postponement 1f. Jonathan Peacock thereof. 1g. Michael Severino 1h. Christi Shaw 1i. Michael Stubblefield 1j. Gregory Summe Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com V04209-P87131 AVANTOR, INC. Annual Meeting of Stockholders May 11, 2023 11:00 AM ET This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Justin Miller and Scott Baker, or either of them, as proxies and attorneys-in-fact, each with the power to act without the other and to appoint his substitute, and hereby authorize(s) them to vote, as designated on the reverse side of this proxy card and in their discretion on such other business as may properly come before such meeting, all of the shares of Common Stock of AVANTOR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM ET on May 11, 2023, and any adjournment or postponement thereof and otherwise to represent the stockholder(s) at such meeting with all powers possessed by the stockholder(s) if personally present at the meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made but the card is signed, this proxy will be voted in accordance with the Board of Directors’ recommendations, and the discretion of the proxies with respect to such other business as may properly come before the meeting and any adjournment or postponement thereof. Continued and to be signed on reverse side